                                                      Registration No. 333-24865
   As filed with the Securities and Exchange Commission on September 2, 1997


   _________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                           __________________________

                               AMENDMENT NO. 2 TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________

                            MEDICAL RESOURCES, INC.

                Delaware                              13-3584552
      (State or other jurisdiction                  (I.R.S. Employer
   of incorporation or organization)             Identification Number)


                                                   William D. Farrell
                                          President and Chief Operating Officer
           155 State Street,                        155 State Street,
      Hackensack, New Jersey 07601            Hackensack, New Jersey 07601
             (201) 488-6230                         (201) 488-6230

     (Address, including zip code and     (Address, including zip code and
      telephone number, including area    telephone number, including area
      code, of registrant's principal     code, of agent for service)
      executive offices)

                           __________________________
                          Copies of communications to:

                             STEPHEN M. DAVIS, ESQ.
                              Werbel & Carnelutti
                           A Professional Corporation
                                711 Fifth Avenue
                            New York, New York 10022
                                 (212) 832-8300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     Pursuant to Rule 429 under the Securities Act, the form of Prospectus included herein also relates to the securities registered under the Registrant's Registration Statement on Form S-2 (file No. 333-4056) declared effective on April 29, 1996, is intended for use therewith, and constitutes a post-effective amendment thereto.



                        CALCULATION OF REGISTRATION FEE

                                      Proposed     Proposed
  Title of Each                       Maximum     Maximum
    Class of                         Offering    Aggregate     Amount of
    Securities       Amount to be    Price Per    Offering    Registration
 to be Registered   Registered (1)    Unit (2)    Price (2)    Fee (1)(2)
 -----------------  --------------   ---------   ----------   ------------
Common Stock,         1,455,520       $10.63     $15,472,177    $ 5,335
$.01 par value          shares

--------------------------------------------------------------------------


(1) $13,396 has previously been paid in connection with this filing. Insofar as the number of shares of Common Stock proposed to be registered hereunder has been reduced, no additional filing fee need be made.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                   SUBJECT TO COMPLETION DATED AUGUST 28, 1997

       Prospectus
       ----------
                                1,455,520 SHARES

                            MEDICAL RESOURCES, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

            The shares offered hereby (the "Shares") consist of 1,455,520 shares of common stock, par value $.01 per share (the "Common Stock"), of Medical Resources, Inc., a Delaware corporation (the "Company"). The Shares may be offered from time to time by certain stockholders (the "Selling Stockholders") identified herein. See "Selling Stockholders." The Company will not receive any part of the proceeds from the sales of the Shares. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

            The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System at the market price then prevailing or at prices related to prevailing prices, although sales may also be made in negotiated transactions at negotiated prices or otherwise. See "Plan of Distribution."

            The Company's Common Stock is traded and quoted on the Nasdaq National Market under the symbol MRII. On August 26, 1997, the closing sale price of the Common Stock was $15.625 per share.


 THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                       SEE "RISK FACTORS" ON PAGES 6-14.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS SEPTEMBER __, 1997

                 No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.


                             AVAILABLE INFORMATION

                 The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements filed by the Company may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company; the address of such site is http://www.sec.gov.

                 The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington D.C. upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission as described above.

                 The Company's securities are quoted on the Nasdaq National Market. Reports and other information about the Company may be inspected at the offices maintained by the National Association of Securities Dealers, Inc., NASDAQ Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 The following documents or portions of documents filed by the Company with the Commission are incorporated by reference in this
       Prospectus:

       (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended on Form 10-K/A filed on April 9, 1997, Form 10-K/A filed on June 27, 1997 and Form 10-K/A filed on September 3, 1997, which contains consolidated financial statements of the Company and certain other information regarding the Company.

       (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997, each as amended on Form 10-Q/A filed on September 3, 1997.

       (c) The Company's Current Reports on Form 8-K dated February 5, 1997, February 11, 1997, February 12, 1997, March 4, 1997, April 3, 1997,
            May 30, 1997, July 1, 1997, July 8, 1997 and July 23, 1997.

       (d) The Company's Registration Statement on Form 10 filed under the Exchange Act, File No. 0-20440, which contains a description of the Company's Common Stock.

       (e) The description of certain rights attaching to the Common Stock to purchase Series C Junior Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on September 13, 1996.

       (f) All other reports pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended December 31, 1996.

                 Each document filed subsequent to the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                 The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to: Investor Relations, Medical Resources, Inc., 155 State Street, Hackensack, New Jersey, 07601, telephone number: 201/488-6230.

                                  THE COMPANY

                 The Company specializes in the operation and management of diagnostic imaging centers. The Company currently operates 89 outpatient diagnostic imaging centers located in the Northeast (55), Southeast (24), the Midwest (7) and California (3), and provides network management services to managed care organizations. The Company is rapidly growing and has increased the number of diagnostic imaging centers it operates from 11 at December 31, 1995 to 89 at August 26, 1997 through acquisitions, including 18 imaging centers resulting from the Company's acquisition on August 30, 1996 of NMR of America, Inc. (the "NMR Acquisition"). In addition, through the Per Diem and Travel Nursing divisions of its wholly-owned subsidiary, StarMed Staffing, Inc. ("StarMed"), the Company provides temporary healthcare staffing to acute and sub-acute care facilities nationwide.

                 The Company's diagnostic imaging centers provide diagnostic imaging services to patients referred by physicians in a comfortable, service-oriented environment located mainly in an outpatient setting. Of the Company's 89 centers, 80 provide magnetic resonance imaging, which accounts for a majority of the Company's imaging revenues. Many of the Company's centers also provide some or all of the following services: computerized tomography, ultrasound, nuclear medicine, general radiology and fluoroscopy and mammography.

                 At each of the Company's centers, all medical services are performed exclusively by physician groups (the "Physician Group" or the "Interpreting Physician"), generally consisting of radiologists, with whom the Company enters into independent contractor agreements. Pursuant to these agreements, the Company, among other duties, provides to the Physician Group the diagnostic imaging facility and equipment, performs all marketing and administrative functions at the centers and is responsible for the maintenance and servicing of the equipment and leasehold improvements. The Physician Group is solely responsible for, and has complete and exclusive control over, all medical and professional services performed at the centers, including, most importantly, the interpretation of diagnostic images, as well as the supervision of technicians, and medical related quality assurance and communications with referring physicians. Insofar as the Physician Group has complete and exclusive control over the medical services performed at the centers, including the manner in which medical services are performed, the assignment of individual physicians to center duties and the hours that physicians are to be present at the center, the Company believes that the Interpreting Physicians who perform medical services at the centers are independent contractors. In addition, Interpreting Physician Groups which furnish professional services at the centers generally have their own medical practices and, in most instances, perform medical services at non-Company related facilities. The Company's employees do not perform professional medical services at the centers. Consequently, the Company does not believe that it engages in the practice of medicine in jurisdictions which prohibit or permit the corporate practice of medicine. The Company performs only administrative and technical services and does not exercise any control over the practice of medicine by physicians at the centers or employ physicians to provide medical services. The Company is aware of three Interpreting Physicians who own a nominal percentage of three limited partnerships that are managed and partially owned by the Company.

                 As part of its administrative responsibilities under the terms of the Interpreting Physician agreements, the Company is responsible for the administrative aspects of billing and collection functions at the centers. Certain third-party payor sources of the Company, such as Medicare, insurance companies and managed care providers, require that they receive a single or "global" billing statement for the imaging services provided at the Company's centers. Consequently, billing is done in the name of the Physician Group because such billings include a medical component. The Physician Group grants a power of attorney to the Company authorizing the Company to establish bank accounts using the Physician Group's name related to that center's collection activities and to access such accounts. In states where permitted by law, such as Florida, the Company generally renders bills in the center's name. In such circumstances, the Physician Group has no access to associated collections.

                 The Company recognizes revenue under its agreements with Interpreting Physicians in one of three ways: (1) the Company receives a technical fee for each diagnostic imaging procedure performed at the center, the amount of which is fixed upon the type of the procedure performed; (2) the Company pays the Interpreting Physician Group a fixed percentage of fees collected at the center, based upon the specific diagnostic imaging procedures performed; or, (3) the Company receives from an affiliated physician association a fee for the use of the premises, a fee per procedure for acting as billing and collection agent for the affiliated physician association and for administrative and technical services performed at the centers and the affiliated physician association pays the interpreting physician group based upon a percentage of the cash collected at the center. All of such amounts and the basis for payments are negotiated between the Physician Group and the Company. The agreements generally have terms ranging from one to ten years.

                 The Company has a successful record of acquiring imaging centers and integrating and improving their operations. Since the beginning of 1996, the Company has acquired 78 imaging centers through 21 acquisitions. When the Company acquires an imaging center, the Company acquires assets relating to the provision of technical, financial, administrative and marketing services which support the provision of medical services performed by the Interpreting

       Physicians. Such assets typically include equipment, furnishings, supplies, tradenames of the center, books and records, contractual rights with respect to leases and other agreements and, in most instances, accounts receivable. Other than with respect to such accounts receivable for services performed by the acquired company, the Company does not acquire any rights with respect to or have any direct relationship, with patients. Patients have relationships with referral sources who are the primary or specialty care physicians for such patients. These physicians refer their patients to diagnostic imaging centers which may include the Company's centers where Interpreting Physicians, under independent contractor agreements, provide professional medical services. The Company's acquired imaging centers do not constitute either a radiology, primary care or specialty care medical practice. In connection with an acquisition of a center, the Company will generally enter into an agreement, as described above, with an interpreting physician group for that physician group as an independent contractor to perform medical services at the center.
                 The Company was incorporated in Delaware in August 1990 and has its principal executive offices at 155 State Street, Hackensack, New Jersey 07601 (telephone no.: (201) 488-6230). Prior to the Company's incorporation, the Company's operations, which commenced in 1979, were conducted by subsidiary corporations.

                                  RISK FACTORS

                 In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should carefully consider the following matters in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

       ACQUISITION STRATEGY; MANAGEMENT OF GROWTH

                 One of the Company's key objectives is to continue to acquire diagnostic imaging centers and temporary healthcare staffing businesses and integrate them into the Company's operations. Successfully accomplishing this goal depends upon a number of factors, including the Company's ability to find suitable acquisition candidates, negotiate acquisitions on acceptable terms, obtain necessary financing on acceptable terms, retain key personnel of the acquired entities, hire and train other competent managers, and effectively and profitably integrate the operations of the acquired businesses into the Company's existing operations. The process of integrating acquired businesses may require a significant amount of resources and management attention which will temporarily detract from attention to the day-to-day business of the Company and may be prolonged due to unforeseen circumstances. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and controls, and to attract, retain, motivate and manage employees effectively. The failure of the Company to manage growth in its business effectively would have a material adverse effect on its results of operations. Future acquisitions may be financed through the incurrence of additional indebtedness or the issuance of equity securities. The issuance by the Company of additional Common Stock in connection with acquisitions could be dilutive to Company stockholders. Competition for suitable acquisition candidates is expected to be intense and, in addition to local hospital and physician groups, to include regional and national diagnostic imaging service companies, regional and national staffing companies and other medical services companies, many of which have greater financial resources than the Company.

       DEVELOPMENT OF NEW CENTERS

                 Although the primary focus of the Company's growth strategy is on acquisitions of existing centers rather than developing new centers, the Company may also, from time to time, pursue the development of new centers. Developing new centers entails the same risks as establishing a new business. The likelihood of success of a newly developed center must therefore be considered in light of the initial development and operating complexities, expenses, difficulties, and delays frequently encountered by a new business and the competitive environment in which the new business will operate. In addition, new centers may incur significant operating losses during their initial operations, which could materially adversely affect the Company's operating results and financial condition.

       LIMITATIONS AND DELAYS IN REIMBURSEMENT

                 Third-party payors, including Medicare, Medicaid, managed care/HMO providers and certain commercial payors have taken extensive steps to contain or reduce the costs of healthcare. In certain areas, the payors are subject to regulations which limit the amount of payments. Discussions within the Federal government regarding national healthcare reform are emphasizing containment of healthcare costs. In addition, certain managed care organizations have negotiated capitated payment arrangements for imaging services. Under capitation, diagnostic imaging service providers are compensated using a fixed rate per member of the managed care organization regardless of the total cost, including the numbers of procedures performed, of rendering diagnostic services to the members. Services provided under these contracts are expected to become an increasingly significant part of the Company's business. The inability of the Company to properly manage the administration of capitated contracts could materially adversely effect the Company. Although patients are ultimately responsible for payment for services rendered, substantially all of the Company's imaging centers' revenues are derived from third-party payors. Successful reduction of reimbursement amounts and rates, changes in services covered, delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's respective imaging centers' revenues, profitability and cash flow.

                 The Company's management believes that reimbursement rates will continue to decline due to factors such as the expansion of managed care providers and continued national healthcare reform efforts. The Company enters into contractual arrangements with managed care organizations which, due to the size of their membership, are able to command reduced rates for services. These agreements are expected to increase the number of procedures performed due to the additional referrals from these managed care arrangements. However, there can be no assurance that the increased volume of procedures associated with these contractual arrangements will offset the reduction in reimbursement rate per procedure.

       PERSONAL INJURY RECEIVABLES
       ___________________________

                 A significant percentage of the Company's net service revenues from imaging centers are derived by providing imaging services to individuals involved in personal injury claims, mainly involving automobile accidents. Due to the greater complexity in processing receivables relating to personal injury claims with automobile insurance carriers, such receivables typically require a longer period of time to collect, compared to the Company's other receivables and, in the experience of the Company, incur a higher bad debt expense.

                 While the collection process employed by the Company may vary from jurisdiction to jurisdiction, the processing of a typical personal injury claim generally commences with the Company obtaining and verifying automobile, primary health, and secondary health insurance information at the time services are rendered. The Company then generates and sends a bill to the automobile insurance carrier, which under state law, typically has an extended period of time (usually up to 105 days) to accept or reject a claim. The amount of documentation required by the automobile insurance carriers to support a claim is substantially in excess of what most other payors require and carriers frequently request additional information after the initial submission of a claim. If the individual is subject to a co-payment or deductible under the automobile insurance policy or has no automobile insurance coverage, the Company will generally bill the individual's primary and secondary health policies for the uncovered balance. The automobile insurance carrier may reject coverage or fail to accept a claim within the statutory time limit on the basis of, among other reasons, the failure to provide complete documentation. In such circumstances, the Company generally pursues arbitration, which typically takes up to 90 days for a judgment, to collect from the carrier.

                 Insurance carriers will generally pay the non-deductible or non-co-pay portion of the charge. The Company will then look to the individual for collection of the remaining receivable. Although the Company bills promptly after providing services and typically requests payment upon receipt of invoice, the Company generally defers aggressive collection efforts for the remaining balance until the personal injury individual's claim is resolved in court, which frequently takes longer than a year and may take as long as two or three years. Consequently, the Company's practice is to obtain a Letter of Protection from the individual and the individual's legal counsel, under which the individual confirms in writing his or her obligation to pay the outstanding balance regardless of the outcome of any settlement or judgment of the Claim. Consequently, the Company's services with respect to the personal injury claim are not contingent. If the settlement or judgment proceeds received by the individual are insufficient to cover the individual's obligation to the Company, the Company either (i) accepts a reduced amount in full satisfaction of the individual's outstanding obligation, or (ii) commences collection proceedings, which may ultimately result in the Company taking legal action to enforce its collection rights against the individual regarding all uncollected accounts.

                 As a result of the foregoing, the average age of receivables relating to personal injury claims is greater than for non-personal injury claim receivables. At December 31, 1996, of an aggregate of $50,247,000 gross receivables, approximately $43,122,000, $4,104,000 and
       $3,021,000 were outstanding for less than one year, from one to two years and over two years, respectively. Of an aggregate of $13,426,000 of gross personal injury receivables at December 31, 1996, approximately $9,331,000, $2,128,000 and $1,967,000 were outstanding for less than one year, from one to two years and over two years, respectively. Notwithstanding the foregoing, the Company believes that the additional revenue to be derived from providing imaging services to individuals involved in personal injury claims is attractive because (i) of the higher reimbursement rates (net of bad debt experience and discounted for the increased collection period) typically realized in such services as compared to payors such as Medicare, Medicaid, workers compensation, Blue Cross/Blue Shield and managed care providers, and (ii) this business enables the Company to increase its equipment utilization and provides incremental cash flow to support fixed operating costs by taking advantage of the available capacity of its imaging equipment. Therefore, the Company expects new centers which it has recently acquired and centers which it may acquire in the future to actively target such personal injury cases, which may increase such centers' bad debt expense levels. Significant delays in the collection or the inability to collect receivables relating to personal injury claims could have a material adverse effect on the Company's diagnostic imaging operations.

       RESTRICTIONS IMPOSED BY GOVERNMENT REGULATION

                 The healthcare industry is highly regulated. The ownership, construction, operation, expansion and acquisition of outpatient diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning such matters as physician referrals, licensing of facilities and personnel, and Certificates of Need and other required certificates for certain types of healthcare facilities and major medical equipment. Among other penalties, violations of these laws can result in the shutdown of a company's facilities and loss of Medicare and Medicaid reimbursement for patient services. The Federal Anti-Kickback Act of 1977, as amended (the "Anti-Kickback Act") prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring Medicare or Medicaid patients or purchasing, leasing, ordering or arranging for any item or service that is covered by Medicare or Medicaid. The law provides several penalties for engaging in prohibited acts, including criminal sanctions and exclusion from the Medicare and Medicaid programs. Although the Company does not believe that it is operating in violation of this law, the scope of the law remains somewhat unclear and there is no assurance that the Company would prevail in its position. In addition, in 1991 and subsequently, the Office of the Inspector General of the Department of Health and Human Services promulgated "safe harbor" regulations specifying activities that will be protected from criminal and civil investigation and prosecution under the Anti-Kickback Act. The Office of the Inspector General has stated that failure to satisfy the conditions of an applicable "safe harbor" does not necessarily indicate that the arrangement in question violates the Anti-Kickback Act, but means that the arrangement is not among those that the "safe harbor" regulations protect from criminal and civil investigation and prosecution under that law. The finding of a violation must still be determined based upon the precise language of the Anti-Kickback Act.

                 The Federal Omnibus Budget Reconciliation Act of 1989, as amended by the Federal Omnibus Budget Reconciliation Act of 1993, contains provisions that, unless an exception applies, restrict physicians from making referrals to, among others, providers of MR and other radiological services for services to be rendered to Medicare or Medicaid patients in which the physicians have a "financial relationship" or an ownership interest or with which they have a compensation arrangement (the so-called "Stark Law"). The Stark Law provides exceptions for certain types of employment and contractual relationships. The Company believes that it is in compliance with the Stark Law, but there is no assurance that the Company will prevail in its position if challenged.

                 The State of Florida also enacted in 1992 an anti-kickback statute substantially similar in scope to the Anti-Kickback Act. Although the Company does not believe that it is operating in violation of this law, as with its Federal counterpart, the scope of the Florida law remains unclear and there is no assurance that the Company would prevail in its position.

                 The States of Florida, Illinois, New Jersey, New York, Maryland and Pennsylvania in which the Company currently operates centers have enacted laws that restrict or prohibit physicians from referring patients to healthcare facilities in which such physicians have a financial interest. Although the Company does not believe that these laws will have a material adverse effect on its operations in these states, there is no assurance that these laws will not be interpreted or applied in such a way as to create such a material adverse effect, or that these states, or other states in which the Company does business, will not adopt similar or more restrictive laws or regulations that could have such a material adverse effect.

                 All states where the Company has imaging centers have enacted Certificate of Need laws to facilitate healthcare planning by placing limitations on the purchase of certain major medical equipment and certain other capital expenditures. These statutes, together with their implementing regulations, could limit the Company's ability to acquire new imaging facilities and imaging equipment or expand or replace its equipment at existing centers, and no assurances can be given that the required regulatory approvals for any future acquisitions, expansions or replacements will be granted to the Company.

                 The Company continues to review all aspects of its operations and believes that it complies in all material respects with applicable provisions of the Anti-Kickback Act, the Stark Law and applicable state laws governing fraud and abuse as well as licensing and certification, although because of the broad and sometimes vague nature of these laws and requirements, there can be no assurance that an enforcement action will not be brought against the Company or that the Company will not be found to be in violation of one or more of these regulatory provisions. Further, there can be no assurance that new laws or regulations will not be enacted, or existing laws or regulations interpreted or applied in the future in such a way as to have a material adverse impact on the Company, or that Federal or state governments will not impose additional restrictions upon all or a portion of the Company's activities, which might adversely affect the Company's business.

       CORPORATE PRACTICE OF MEDICINE AND FEE SPLITTING

                 The Company presently operates imaging centers in New York, New Jersey, Pennsylvania, Maryland, Massachusetts, Ohio, Illinois, Florida, California and Arkansas. The laws of many states prohibit unlicensed, non-physician-owned entities or corporations (such as the Company) from performing medical services, or in certain instances, physicians from splitting fees with non-physicians, such as the Company. The Company does not believe that it engages in the unlicensed practice of medicine or the delivery of medical services in any state where it is prohibited, and is generally not licensed to practice medicine in states which permit such licensure. Professional medical services, such as the interpretation of MRI scans, are separately provided by licensed interpreting physicians, as independent contractors, pursuant to agreements with the Company. At each of the Company's centers, all medical services are performed exclusively by Physician Groups, generally consisting exclusively of radiologists, with whom the Company enters into independent contractor agreements. Pursuant to these agreements, the Company, among other duties, provides to the physician group the diagnostic imaging facility and equipment, performs all marketing and administrative functions at the centers and is responsible for the maintenance and servicing of the equipment and leasehold improvements. The Physician Group is solely responsible for, and has complete and exclusive control over, all medical and professional services performed at the centers, including, most importantly, the interpretation of diagnostic images as well as the supervision of technicians, and medical related quality assurance and communications with referring physicians. The Company's employees do not perform professional medical services at the centers. Consequently, the Company does not believe that it engages in the practice of medicine in jurisdictions which prohibit or permit the corporate practice of medicine. The Company performs only administrative and technical services and does not exercise control over the practice of medicine by physicians at the centers or employ physicians to provide medical services.

                 In many jurisdictions, however, the laws restricting the corporate practice of medicine and fee-splitting have been subject to limited judicial and regulatory interpretation and, therefore, there is no assurance that, upon review, some of the Company's activities would not be found to be in violation of such laws. If such a claim were successfully asserted against it, the Company could be subject to civil and criminal penalties. Imposition of civil or criminal penalties against the Company could have a material adverse effect on its operations and financial condition.

       POTENTIAL ADVERSE EFFECT OF CAPITATION CONTRACTS

                 Some third-party payors seek to provide incentives to reduce utilization of healthcare services by their enrollees by paying a fixed capitation fee to healthcare providers for patients covered by their plans or programs. Capitation contracts typically provide for payment to a healthcare provider of a fixed fee per month on a per member basis for certain designated healthcare procedures, without regard to the amount or scope of services actually rendered. Because the obligations to perform services are not related to the amount of the payments, it is possible that either the cost or the value of the services performed by the healthcare provider may significantly exceed the fees received, and there may be a significant period between the time the services are rendered and payment is received. Because the risk of loss is borne, at least in part, by the healthcare provider and not the third-party payor, it is possible that the healthcare provider may sustain a significant loss on the performance of services pursuant to a capitation contract. Approximately 2% of the Company's revenues in 1996 were derived from capitation contracts. While the Company carefully analyzes the potential risks of capitation arrangements, there can be no assurances that any capitation contracts which the Company is a party or which it may enter into in the future will not generate significant losses to the Company.

                 In addition, certain types of capitation agreements, may be deemed a form of risk contracting. Many states limit the extent to which any person that is not appropriately licensed in the state, can engage in risk contracting, which involves the assumption of a financial risk with respect to providing services to a patient. If the fees received by the Company are less than the cost of providing the services, the Company may be deemed to be acting as a de facto insurer. In some states, only certain entities, such as insurance companies, HMO providers and independent practice associations, are permitted to contract for the financial risk of patient care. In such states, risk contracting in certain cases has been deemed to be engaging in the business of insurance. The Company believes that it is not in violation of any restrictions on risk bearing or engaging in the business of insurance.
       If the Company is held to be unlawfully engaged in the business of insurance, such a finding could result in civil or criminal penalties or require the restructuring of some or all of the Company's operations, which could have a material adverse effect upon the Company's business.

       SIGNIFICANT LONG-TERM DEBT, INCLUDING CAPITALIZED LEASE OBLIGATIONS

                 The Company has significant outstanding debt, including capitalized lease obligations relating to equipment at its centers. The Company has financed the acquisition of substantially all of the diagnostic imaging equipment used at its centers (typically with terms ranging from five to seven years) from lenders and lessors, with the equipment and other assets serving as collateral for the loans. A significant portion of the Company's assets have been pledged as collateral for its capitalized lease obligations, as well as other indebtedness. In certain cases, the center leasing the equipment and the subsidiary which operates the center are the only obligors under the capitalized leases. A default under an equipment lease or certain other indebtedness of the Company could materially adversely affect the operations of the Company. See "Recent Developments."

       COMPETITION; RELIANCE ON REFERRALS

                 The outpatient diagnostic imaging industry is highly competitive. Competition focuses primarily on attracting physician referrals, including referrals through relationships with managed care organizations, at the local market level. The Company believes that principal competitors in each of its markets are hospitals and independent or management company owned imaging centers, some of which are owned with physician investors. Some of these competitors have greater financial and other resources than the Company. Principal competitive factors include facility location, type and quality of equipment, quality and timeliness of test results, ability to develop and maintain relationships with referring physicians, convenience of scheduling and availability of patient appointment times and the pricing of services. These factors impact the referring physician's decision to direct a patient to an imaging center. Competition for physician referrals can also be affected by the ownership or affiliation of competing centers or hospitals, with certain of the Company's competitors having historically derived a significant portion of their revenues from referrals by physicians who are also investors and have a financial interest in, or are otherwise affiliated with, the competing center or hospital. In addition, managed care has affected the availability of referrals by approving only a certain number of centers in a given geographic region. The competitive environment which the Company faces results in lower patient volume or an adverse change in payor mix.

              MR systems compete with a variety of other scanning technologies which are available in physicians offices, hospitals and other diagnostic imaging centers. Competition with other imaging modalities is generally based on the nature of the medical procedure to be performed and the condition of the patient. The use of MR imaging as a diagnostic tool continues to gain both professional and public acceptance as MR imaging and diagnostic techniques improve, equipment software is enhanced and attention is directed to MR's diagnostic successes. The Company's performance is dependent upon physician and patient confidence in the superiority of its MR imaging and service over other competing modalities and systems.

                 There are a number of manufacturers of MR imaging systems. These manufacturers' marketing efforts can be expected to stimulate others, including hospitals, to purchase and install the MR systems. Periodically, manufacturers introduce innovations or newly designed MR systems with enhanced features. Therefore, the Company encounters strong competition from other MR diagnostic systems with innovative or enhanced features installed in the areas where the Company has installed its MR systems, as well as strong competition in its endeavors to acquire new locations.

                 The temporary healthcare staffing business is also very competitive. StarMed competes for clients' business with other providers of travel nurse temporary staffing and with other staffing companies that provide per diem staffing services. StarMed also competes for the limited number of available qualified staff. StarMed competes with several companies which are larger and may possess greater financial and other resources.

       DEPENDENCE ON QUALIFIED INTERPRETING PHYSICIANS

                 The Company's strategy of maintaining the high quality of its services is dependent upon its ability to obtain and maintain arrangements with qualified Interpreting Physicians at each of its centers. No assurance can be given that the Company's contractual arrangements with Interpreting Physician groups at each of the Company's centers can be maintained on terms advantageous to the Company. No assurance can be given that the Interpreting Physicians with whom the Company has contracts will perform satisfactorily or continue to practice in the markets served by its imaging centers. In addition, with respect to the acquired centers, there can be no assurance that arrangements can be entered into with Interpreting Physicians on acceptable terms or that such physicians will be successful in such centers. The Company's success is significantly dependent on the ability of these physicians to attract patient referrals, thereby enabling the Company's centers to operate profitably. Agreements with Interpreting Physicians generally range from one to ten years and permit termination only for cause. Many agreements prohibit the Interpreting Physician from performing professional interpreting services for a competitor within a defined geographic distance from the Company's center which may vary depending upon the relevant demographics and density of the immediate region. Such restrictive covenants are customarily in effect from one to five years following the termination of the agreements. The inability of these physicians to attract sufficient referrals, the termination of their agreements with the Company or the inability of the Company to enforce the restrictive covenants contained in the agreements could have a material adverse effect on the Company's financial condition and operating results.

       TECHNOLOGICAL OBSOLESCENCE

                 There have been rapid technological advancements made in the software and, to a lesser extent, hardware in the diagnostic imaging industry. Although the Company believes that its equipment can generally be upgraded as necessary, the development of new technologies or refinements of existing technologies might make existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company may be compelled to acquire new equipment, which could have a material adverse effect on its financial condition, results from operations and cash flow. In addition,certain of the Company's centers compete against local centers which contain more advanced imaging equipment or provide additional modalities.

       LIABILITY CLAIMS AND INSURANCE

                 Although the Company provides administrative, financial and technical services and is not engaged in the practice of medicine, the diagnostic imaging and temporary staffing businesses entail the risk of professional liability claims. Consequently, the Company may be named as a co-defendant in medical malpractice claims. The Company's exposure to such liability is reduced for its imaging centers because interpreting physicians are required to purchase and carry their own medical malpractice insurance. Similarly, the Company's nursing personnel perform services in accordance with treatments prescribed by third-party physicians or under hospital supervision. Nevertheless, the Company maintains general liability insurance and professional liability insurance for both its diagnostic imaging business and its temporary staffing business in amounts deemed adequate by management of the Company. The Company is subject to one claim seeking $12.5 million in damages, which is in excess of the Company's insurance coverage, as well as general claims which do not specify the amount sought to be recovered. Adverse determinations against the Company with respect to all such claims or the filing of malpractice claims against the Company in the future could have a material adverse effect on the Company's financial condition, results of operations and cash flow.

       LOSSES FROM CERTAIN CENTERS

            Certain centers of which the Company has acquired since January 1996 have generated losses. With respect to these centers, the Company has utilized, and, in most circumstances, will continue to utilize, working capital to fund the operations of such centers. The Company cannot determine if or when such centers will become profitable, or if or when the centers will generate positive operating cash flows. In the event that the Company determines to close any such center, the Company would expect to incur a loss in connection with such closure.

       ABSENCE OF DIVIDENDS

                 The Company has never paid cash dividends and has no present plans to pay cash dividends to its stockholders and, for the foreseeable future, intends to retain all of its earnings, if any, for use in its business. The declaration of any future dividends by the Company is within the discretion of its Board of Directors and will be dependent on the earnings, financial condition and capital requirements of the Company, as well as any other factors deemed relevant by its Board of Directors.

       CERTAIN ANTI-TAKEOVER MEASURES

                 Certain provisions of the Company's Certificate of Incorporation, as well as Delaware corporate law and the Company's Stockholder Rights Plan (the "Rights Plan"), may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in its best interest. Such provisions also may adversely affect prevailing market prices for the Common Stock. Certain of such provisions allow the Company's Board of Directors to issue, without additional stockholder approval, preferred stock having rights senior to those of the Common Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed matter. In September 1996, the Company adopted the Rights Plan, pursuant to which holders of the Common Stock received a distribution of rights to purchase additional shares of Common Stock, which rights become exercisable upon the occurrence of certain events. Although the Rights Plan was adopted by the Company to give its Board of Directors significantly more time to properly consider and to respond to an acquisition proposal, it could have the effect of discouraging or hindering an unsolicited offer to acquire the Company at effective valuations which are above the current market capitalization of the Company.

       VOLATILITY OF STOCK PRICE

                 The market price of the Common Stock has been and may continue to be volatile. Recently, the stock market in general and the shares of healthcare and diagnostic imaging services companies in particular have experienced significant price fluctuations. These broad market and industry fluctuations may adversely affect the market price of the Common Stock. Factors such as quarterly fluctuations in results of operations, the timing and terms of future acquisitions and general conditions in the healthcare industry may have a significant impact on the market price of the Common Stock.

       SALES BY SELLING STOCKHOLDERS

                 All of the Shares being offered hereby are offered solely by the Selling Stockholders who are not restricted as to the prices at which they may sell the Shares. Shares sold below the then current level at which the shares of Common Stock are trading may adversely affect the market price of the Common Stock.


                              RECENT DEVELOPMENTS

       Acquisitions
       ------------

                 The Company has a successful record of acquiring imaging centers and integrating and improving their operations. Since the beginning of 1996, the Company has acquired 78 imaging centers through 21 acquisitions. When the Company acquires an imaging center, the Company does not acquire any medical practice assets. The Company acquires assets relating to the provision of technical, financial, administrative and marketing services which support the provision of medical services performed by the interpreting physicians. Such assets typically include equipment, furnishings, supplies, tradenames of the center, books and records, contractual rights with respect to leases and other agreements and, in most instances, accounts receivable (related to services provided by the predecessor entity). The Company does not acquire patient lists or any rights with respect to or have any relationship with patients. In connection with an acquisition of a center, the Company will generally enter into an agreement, as described above, with an Interpreting Physician or Physician Group for that Physician or Physician Group as an independent contractor to perform medical services at the center.

                 Since December 31, 1996, the Company has acquired 48 centers in 15 separate transactions. Of the 48 centers, 38 are wholly-owned by the Company and the Company owns from 5% to 75% of the equity of the other 10 centers. For the centers, the Company paid an aggregate of $50,652,000 in cash, issued 1,121,530 shares of Company Common Stock (all of which have registration rights) and became obligated for $3,325,000 in note payable transactions. Eight acquisitions also included contingent earn-out provisions which may obligate the Company to pay additional payments to the former owners based upon the future earnings or cash flows of a particular center or group of centers. The Company does not believe that the aggregate contingent earn-out payments that it may be required to make under its acquisition agreements will be material. In addition, the Company does not believe that any single such acquisition was material or is deemed to be "significant" within the meaning of Regulation S-X promulgated under the Exchange Act.

       Financing Transactions
       ----------------------

                 On February 20, 1997, the Company completed a $52,000,000 private placement of Senior Notes (the "Notes") to a group of insurance companies. The Notes bear interest at an annual rate of 7.77%, are subject to equal annual sinking fund payments commencing in February 2001 and have a final maturity in February 2005. The terms of the agreement pursuant to which the Notes were issued contain, among other provisions, certain financial covenants, including net worth and debt covenants, and certain dividend limitations. In addition, the Notes are collateralized by the guaranty of certain of the Company's subsidiaries and the pledge of certain partnership interests. In June 1997, the Company issued an additional $26,000,000 principal amount of Notes, $20,000,000 of which bears interest at an annual rate of 8.10% and $6,000,000 of which bears interest at an annual rate of 8.01%. Other than the interest rate, these Notes have terms identical to the Notes issued in February 1997.

                 On July 21, 1997, the Company completed a private placement of $18,000,000 of a newly designated Series C Convertible Preferred Stock (the "Preferred Stock") to an institutional investor. The Preferred Stock was sold pursuant to an exemption from the registration requirements of the Act. The Preferred Stock is convertible at its stated value plus 3% per annum from the closing date to the conversion date. The Preferred Stock is convertible from time to time into the Company's Common Stock at a price equal to the lesser of (i) an amount equal to 100% of the average of the closing bid prices of the Company's Common Stock for the five consecutive trading days ending on the fifth trading day preceding a notice of conversion and (ii) $20.70. The Preferred Stock is redeemable under certain conditions at the option of the Company. The Company has agreed to file a registration statement under the Act covering the shares of Common Stock issuable upon conversion of the Preferred Stock issued in the private placement. Subject to certain limitations, the Company may require the conversion of all the outstanding Preferred Stock beginning 180 days following the date such registration statement is declared effective by the Commission.


                                USE OF PROCEEDS

                 The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

                 The Shares offered hereby consist of (i) 116,666 outstanding shares of Common Stock which were issued upon conversion of certain convertible debentures sold by the Company in a February 1996 private placement, and (ii) 50,000 shares of Common Stock which may be issued upon conversion of certain convertible debentures sold by the Company in a June 1995 private placement and (iii) 1,288,854 shares of Common Stock issued in connection with the Company's acquisitions in 1997. See "Recent Developments."

                 The following table sets forth as of July 31, 1997, information regarding the beneficial ownership of the Company's Common Stock held by each Selling Stockholder who may sell the Shares pursuant to this Prospectus as of such date, the number of Shares offered hereunder by each such Selling Stockholder and the net ownership of shares of Common Stock, if all such Shares so offered are sold by each Selling Stockholder.

                                                             TOTAL NUMBER
                                                                  OF
                                                             SHARES TO BE
                                                             OFFERED FOR
                                           SHARES OWNED        SELLING
                                          PRIOR TO THIS     STOCKHOLDER'S      TOTAL SHARES TO BE OWNED UPON
NAME OF SELLING STOCKHOLDER               OFFERING/(1)/      ACCOUNT/(2)/    COMPLETION OF THIS OFFERING/(2)/
---------------------------               -------------     -------------    --------------------------------
                                                                                    NUMBER            PERCENT
                                                                             ---------------------  -----------
Siegler, Collery & Co.                      12,500                12,500                     0                0%
  Profit Sharing Plan

The SC Fundamental
  Value Fund, L.P.                         401,690                65,000               336,690              1.7%

SC Fundamental Value BVI, Ltd.             195,710                35,000               160,710               *

Gary L. Fuhrman/(3)/                       147,591/(4)/           41,666               105,925/(4)/          *

Peter M. Collery/(5)/                    3,233,493/(6)//(7)/       6,250             3,227,243/(6)//(7)/   16.7%

Gary N. Siegler/(8)/                     4,461,608/(6)//(9)/       6,250             4,445,358/(6)//(9)/    21.7%

NMR Associates 1983-I, Ltd.                 18,868                18,868                     0               9%

The Magnet of Palm Beach, Ltd.              56,670                56,670                     0               0%

Grove Diagnostic Imaging Center, Inc.       44,016                44,016                     0               0%

Americare Imaging Centers, Inc.            228,571               228,571                     0               0%

Accessible MRI of Baltimore County         119,166               119,166                     0               0%
 Inc.

John Wisdo                                   5,958                 5,958                     0               0%

Christine T. Rawski                          5,958                 5,958                     0               0%

Darryl Johnson                               9,930                 9,930                     0               0%

Robert J. Maskulyak                         19,860                19,860                     0               0%

Lynne A. Fox                                49,651                49,651                     0               0%

Robert D. Baca                              79,441                79,441                     0               0%

James M. Domesek                           226,406               226,406                     0               0%

Robert Wasserman                             5,000                 5,000                     0               0%

Coral Way MRI, Inc.                         92,243                92,243                     0               0%

Robert Kupchak                              37,539                37,539                     0               0%

Mark Novick                                 89,753                89,753                     0               0%

Dennis Rossi                                26,178                26,178                     0               0%

Art Taylor                                  17,651                17,651                     0               0%

Eliezer Offenbacher                         13,089                13,089                     0               0%

Aldonna McCarthy                             5,684                 5,684                     0               0%

Ronald W. Ash                              116,639               116,639                     0               0%

Sandra Lowson                               20,583                20,583                     0               0%

---------------------------------
       *    Less than 1 percent.

      /(1)/ Except as otherwise noted, all shares or rights to these shares are beneficially owned and sole voting and investment power is held by the party named.

      /(2)/ Assumes the conversion of all the 11% Convertible Debentures and the 10.5% Convertible Debentures into shares of Common Stock and the sale of all shares listed in the "Total Number of Shares to be Offered for the Selling Stockholder's Account" column. Also assumes that none of the Selling Stockholders sells shares of Common Stock not being offered hereunder or purchases additional shares of Common Stock.

      /(3)/ Mr. Fuhrman is a Director of the Company and is a Director and Senior Vice President of A&SB.

      /(4)/ Includes 71,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

      /(5)/ Mr. Collery is a former Director of the Company.

      /(6)/ Messrs. Siegler and Collery are the trustees of the Siegler, Collery
            & Co. Profit Sharing Plan and are controlling shareholders of the general partner and investment manager of SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd., respectively. In addition, Messrs. Siegler and Collery may be deemed to control other entities which beneficially own shares of the Company's Common Stock. All such shares are included in such number.

      /(7)/ Includes 51,000 shares underlying outstanding options which are exercisable immediately or within 60 days.

      /(8)/ Mr. Siegler is Chairman of the Board of Directors of the Company.

      /(9)/ Includes 608,666 shares underlying outstanding options which are exercisable immediately or within 60 days and 569,000 shares underlying outstanding warrants which Mr. Siegler is deemed to beneficially own.

                              PLAN OF DISTRIBUTION

                 The Selling Stockholders may sell some or all of the Shares in transactions involving broker/dealers, who may act as agent or acquire the Shares as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker/dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per Share and, to the extent such broker/dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares at the price required to fulfill the respective broker/dealer's commitment to the Selling Stockholders. Broker/dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection which such resales may pay to or receive commissions from the purchasers of such Shares. The Selling Stockholders also may sell some or all of the Shares directly to purchasers without the assistance of any broker/dealer or if applicable, have distributed or may distribute such Shares to one or more of their limited partners which are unaffiliated with the Company; such limited partners may, in turn, distribute such shares as described above.

                 The Company is bearing all costs relating to the registration of the Shares, provided that, any commissions or other fees payable to broker/dealers in connection with any sale of the Shares will be borne by the Selling Stockholders or other party selling such Shares.

                 The Selling Stockholders must comply with the requirements of the Act and the Exchange Act and the rules and regulations thereunder in the offer and sale of the Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Common Stock, and therefore be deemed to be an underwriter under the Act, it must comply with Rules 10b-6 and 10b-7 under the Exchange Act, as amended, and will, among other things:

            (a) not engage in any stabilization activities in connection with the Company's securities;

            (b) furnish each broker/dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker/dealer; and

            (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.

                                 LEGAL MATTERS

                 The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Werbel & Carnelutti, A Professional Corporation, New York, New York.

                                    EXPERTS


                 The consolidated balance sheet of the Company as of December 31, 1996 and the consolidated statement of operations, stockholders' equity, and cash flows and the financial statement schedule listed in the index at Item 14(a) for the year ended December 31, 1996, and incorporated by reference in the Prospectus and Registration Statement, have been incorporated in reliance on the report of Coopers & Lybrand L.L.P., given on the authority of said firm as experts in accounting and auditing.

                 The consolidated balance sheet of the Company as of December 31, 1995 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 1995 and 1994 and the financial statement schedule listed in the index at Item 14(a), incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent certified public accountants as set forth in their report thereon and incorporated by reference herein which, as to the year ended December 31, 1994, is based in part on the reports of Dixon, Odom & Co., L.L.P., independent auditors, and Kempisty & Company, Certified Public Accountants, P.C., independent auditors. The consolidated financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                 The consolidated balance sheets of NMR of America, Inc. at March 31, 1996 and 1995 and consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1996 and included in this Prospectus and Registration Statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., given on the authority of said firm as experts in accounting and auditing.

                    CERTAIN UNAUDITED PRO FORMA INFORMATION



        The following unaudited pro forma combined financial statements include an unaudited pro forma combined balance sheet of the Company (the "Unaudited Pro Forma Combined Balance Sheet") as of December 31, 1996 and an unaudited pro forma combined statement of operations for the year ended December 31, 1996 (the "Unaudited Pro Forma Combined Statement of Operations.") The Unaudited Pro Forma Combined Balance Sheet includes historical amounts for the Company adjusted to reflect the private placements of the Notes and Preferred Stock ("1997 Financings"). See "Recent Developments - Financing Transactions" for a description of the Notes and Preferred Stock. The Unaudited Pro Forma Combined Statement of Operations include historical amounts for the Company and NMR adjusted to reflect the NMR Acquisition and the 1997 Financings. The Unaudited Pro Forma Combined Financial Statements have been prepared on the basis that the NMR Acquisition and the 1997 Financings had occurred as of January 1, 1996.


        These unaudited pro forma combined financial statements do not purport to be indicative of the actual financial position or results of operations that would have been achieved had the NMR Acquisition and the 1997 Financings been consummated on January 1, 1996, nor do they purport to be indicative of future operating results or financial position of other combined entity.


        The following unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of the Company and NMR included elsewhere or incorporated by reference herein as certain data and notes normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

                           MEDICAL RESOURCES, INC.
                  Unaudited Pro Forma Combined Balance Sheet
                               December 31, 1996
                   (in thousands, except for per share data)
                                  (Unaudited)

                                                                                                   Medical
                                                          Medical                                 Resources
                                                         Resources              1997              and 1997
                                                         Year ended           Financings         Financings
                                                        December 31,          Pro Forma           Pro Forma
                                                            1996              Adjustments         Combined
                                                       -------------        ---------------   ------------------
ASSETS:
Current assets:
  Cash and cash equivalents                                 $15,346          52,000  (i)          $  93,768
                                                                               (887) (j)
                                                                             (9,735) (k)
                                                                             (5,675) (l)
                                                                             26,000  (q)
                                                                               (213) (r)
                                                                             18,000  (t)

Short-term investments                                        1,663                                   1,663
Restricted short-term investments                             4,500                                   4,500
Accounts receivable, net                                     39,878                                  39,878
Other receivables                                             2,291                                   2,291
Prepaid expenses                                              3,715                                   3,715
Deferred tax assets, net                                      3,354                                   3,354
                                                       -------------        ---------------   ------------------
   Total current assets                                      70,747          78,422                 149,169
Medical diagnostic and office equipment, net                 24,397           1,461  (k)             25,858
Goodwill, net                                                62,639                                  62,639
Other assets                                                  3,171             887  (j)              4,271
                                                                                213  (r)
                                                                              1,068
Deferred tax assets, net                                      2,351                                   2,351
Restricted cash                                               1,045                                   1,045
Value of venture contracts                                      164                                     164
                                                       -------------        ---------------   ------------------
   Total assets                                           $ 164,514         $82,051               $ 245,497
                                                       =============        ===============   ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of notes and mortgage payable            $ 6,729                                $   6,729
  Current portion of obligations under capital
    leases                                                   5,991                                    5,991
  Accounts payable and accrued expenses                     13,070                                   13,070
  Other current liabilities                                    117                                      117
  Income taxes payable                                       2,064                                    2,064
                                                       -------------        ---------------   ------------------
   Total current liabilities                                27,971             -                     27,971
Senior notes payable                                                        52,000   (i)             78,000
                                                                            26,000   (q)
Notes and mortage payable                                   12,638          (5,490)  (l)              7,148
Obligations under capital leases                             8,374          (8,274)  (k)                100
Convertible debentures                                       6,988                                    6,988
Other long-term liabilities                                  2,159                                    2,159
                                                       -------------        ---------------   ------------------
   Total liabilities                                        58,130          64,236                  122,366
                                                       -------------        ---------------   ------------------

Common stock                                                    186                                     186
Common stock to be issued                                     1,721                                   1,721
Preferred Stock                                                 -           18,000  (t)              16,932
                                                                            (1,068) (u)

Additional paid-in capital                                  102,928                                 102,928
Unrealized appreciation of investments                           26                                      26
Retained earnings/(deficit)                                   2,956           (185) (l)               2,771
Treasury stock, at cost                                      (1,433)                                 (1,433)
                                                       -------------        ---------------   ------------------
   Total stockholders' equity                               106,384          17,815                 123,131
                                                       -------------        ---------------   ------------------
   Total liabilities and stockholders' equity             $ 164,514         $82,051               $ 245,497
                                                       =============        ===============   ==================

                            MEDICAL RESOURCES, INC.
                  Pro Forma Combined Statement of Operations
                     For the year Ended December 31, 1996
                   (in thousands, except for per share data)
                                  (Unaudited)


                                                   Medical         NMR                    Medical
                                                  Resources   Eight Months               Resources      1997          MRI/NMR
                                                 Year ended       Ended       MRI/NMR     and NMR     Financings      and 1997
                                                December 31,   August 30,    Pro Forma    Pro Forma    Pro Forma     Financings
                                                   1996           1996      Adjustments    Combined   Adjustments     Combined
                                                -----------   -----------   ----------   ----------  ------------     ----------
Net service revenues                               $93,785       $19,070    ($47)(a)     $112,808                     $112,808
Imaging center and staffing operating costs:
 Technical services payroll and related expenses    35,073         3,544     (71)(a)       38,546                       38,546
 Medical supplies                                    4,223         1,089     (61)(a)        5,251                        5,251
 Diagnostic equipment maintenance                    3,273           919                    4,192                        4,192
 Independent contractor fees                         1,202           769                    1,971                        1,971
 Administrative expenses                            11,937         2,717     (33)(a)       14,621                       14,621
 Other costs                                         3,354           732                    4,086                        4,086
Provision for uncollectible accounts receivable      4,783                                  4,783                        4,783
Corporate general and administrative                 7,780         2,622     187 (b)       10,589                       10,589
Depreciation and amortization                        7,465         2,312     (13)(a)       10,204           487 (m)     10,691
                                                                            (429)(c)
<>                                                                         1,175 (d)
                                                                             (64)(e)
                                                                            (242)(f)
                                                -----------   -----------   -----        ---------   ------------     ----------
              Operating income                      14,693         4,366    (496)          18,563         (487)         18,076
Interest expense                                     2,968         1,153      (1)(a)        4,120       (1,376) (n)      8,885
                                                                                                         4,040  (o)
                                                                                                         2,101  (s)
Income (loss) from continuing operations        -----------   -----------   -----        ---------   ------------     ----------
 before minority interest and income taxes          11,725         3,213    (495)          14,443       (5,252)          9,191
Minority interest                                      308           312                      620                          620
                                                -----------   -----------   -----        ---------   ------------     ----------
Income (loss) from continuing operations
 before income taxes                                11,417         2,901    (495)          13,823       (5,252)          8,571
Income taxes                                         4,162           988     190 (g)        5,340       (2,048) (p)      3,292
                                                -----------   -----------   -----        ---------   ------------     ----------
Income (loss) from continuing operations            $7,255        $1,913   ($685)          $8,483      ($3,204)          5,279
                                                ===========   ===========   =====        =========   ============     ==========

Earnings per share:
  Primary                                             0.62                                   0.58                     $   0.34
                                                ===========                              =========                    ==========
  Fully diluted                                       0.59                                   0.56                     $   0.31
                                                ===========                              =========                    ==========

Weighted average shares outstanding
  Primary                                           11,670                 2,971 (h)       14,641         1,070 (v)     15,711
  Fully diluted                                     12,903                 2,971 (h)       15,874         1,070 (v)     16,944

Notes to Pro Forma Consolidated Financial Statements (unaudited)


(a)   To eliminate the  operations of NMR's Elgin center  location which Medical
      Resources  closed  effective   October  1996.  The  unaudited   historical
      operating results of the center is as follows:

             Net service revenue                           $        47
             Center operating costs:
               Payroll and related expenses                         72
              Operating costs                                       61
              Administrative expenses                               33
             Depreciation and amortization                          13
                                                          --------------
             Operating loss                                       (132)
             Interest expense                                        1
                                                          --------------
             Net loss                                      $      (131)
                                                          ==============

(b) To reflect the increase in corporate and administrative expense resulting from non-competition and consulting agreements entered into in connection with the NMR Acquisition offset by the elimination of the related historical compensation.

        Executive compensation (1)                             $    (363)
        Non competition and consulting (2)                           537
                                                               -----------
        Net increase in corporate general and administrative   $     188
                                                               ===========

                          (1) Represents the elimination of certain historical compensation as discussed above.
                          (2) Represents the expenses to be incurred during the pro forma period relating to the non competition and consulting agreements entered into in connection with the NMR Acquisition.

(c) To eliminate amortization expense relating to NMR's historical goodwill, as such amount was included in determining the NMR acquisition goodwill described in note (d).

(d) To reflect the amortization of the approximate $35,286,000 of goodwill that results from the NMR Acquistion using the straight line method over 20 years.

(e) To eliminate amortization expense relating to $830,000 of certain NMR's intangible assets which were adjusted in determining the NMR Acquisition goodwill described in note (d).

(f) To reflect the decrease in depreciation of fixed assets (not including land) based upon adjustments to record the assets at the estimated fair value as determined by independent appraisal, depreciated over an estimated weighted average remaining useful life of eight years.

       Adjustment to decrease fixed asets to independent appraisal of fair value                $  (2,908)
       Weighted average depreciable life (years)                                                        8
                                                                                              -------------
       Pro forma decrease in depreciation expense                                                    (364)
       Eight months expense                                                                             8
                                                                                              -------------
       Pro forma decrease in depreciation expense                                               $    (242)
                                                                                              =============

(g)  To reflect pro forma income taxes calculated at statutory rates.

(h) To adjust weighted average shares outstanding for the shares issued in conjunction with the NMR Acquisition.

Notes to Pro Forma Consolidated Financial Statements


(i)  To record the $52,000,000 private placement of Senior Notes.

(j) To record the costs associated with the private placement to be amortized over 8 years which coincides with the term of the Senior Notes.

(k) To reflect the retirement of capital lease obligations. The Company retired approximately $9,735,000 in capital lease obligations. The carrying value of such obligations was approximately $8,274,000. The difference between the amount used to retire capital lease obligations and the carrying value of such obligations was approximately $1,461,000. In accordance with Financial Accounting Standards Board Interpretation No. 26
     - "Accounting for the Purchase of a Leased Asset by the Lessee
     During the Term of the Lease", the book value of the related assets have been increased by this amount.

(l) To reflect the retirement of notes and mortgage payable. The Company retired approximately $5,675,000 in notes and mortgage payable. The carrying value of such notes and mortgage was $5,490,000. The difference between the amount used to retire notes and mortgage payable and the carrying value of such payables was approximately $185,000. Due to the immaterial level of this amount, such amount has been expensed.

(m) To reflect the increase in amortization expense for the adjustment to the book value of the assets which had been financed by capital leases (See Note (k)). This increase in the book value is being amortized over the remaining useful life of the asset.

(n) To reflect the reduction in interest expense at historical rates associated with debt obligations which were retired.

(o) To reflect the interest expense associated with the Senior Notes at a rate of 7.77% per annum.

(p)  To reflect pro forma income taxes calculated at statutory rates.

(q)  To record the $26,000,000 private placement of additional Senior Notes.

(r) To record the costs associated with the $26,000,000 private placement to be amortized over the term of the Senior Notes

(s) To reflect the interest expense associated with the Senior Notes at rates of 8.10% and 8.01% per annum.

(t) To record the $18,000,000 private placement of Series C Convertible Preferred Stock.

(u) To record the costs associated with the $18,000,000 private placement of Series C Convertible Preferred Stock.

(v) To adjust weighted average shares outstanding for the shares issued in conjunction with the $18,000,000 private placement of Series C Convertible Preferred Stock.

NMR OF AMERICA, INC., AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS
---------------------------------


The Shareholders of NMR of America, Inc.

We have audited the accompanying consolidated balance sheets of NMR of America, Inc., and Subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NMR of America, Inc., and Subsidiaries as of March 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.




                                                 COOPERS & LYBRAND L.L.P.



Parsippany, New Jersey
June 21, 1996

NMR OF AMERICA, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
---------------------------

                                     MARCH 31,    MARCH 31,    JUNE 30,
                                      1995          1996         1996
                                                             (unaudited)
------------------------------------------------------------------------
   ASSETS

Current Assets:
 Cash and cash equivalents         $ 3,966,804  $ 3,782,315  $ 2,072,925
 Marketable securities               1,125,643                   289,125
 Short-term investments                886,609      663,660    2,022,405
 Due from affiliated physician
  associations and patient
  receivables, net                   9,498,268   14,182,008   14,946,978
 Other current assets                  903,373    1,442,394    1,301,461
------------------------------------------------------------------------
    Total current assets            16,380,697   20,070,377   20,632,894
------------------------------------------------------------------------
Land, buildings and equipment       31,360,133   31,832,051   32,037,838
 Less, accumulated depreciation
  and amortization                  19,580,504   17,381,581   18,030,369
------------------------------------------------------------------------
                                    11,779,629   14,450,470   14,007,469
Long-term investments                               192,000
Cost in excess of net assets
  acquired                           4,497,974   10,804,971   10,660,167
Deferred income taxes                1,099,000      109,000
Other assets                         1,571,547    1,446,868    1,231,880

------------------------------------------------------------------------
Total assets                       $35,328,847  $47,073,686  $46,532,410
========================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NMR OF AMERICA, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
---------------------------
                                          MARCH 31,     MARCH 31,      JUNE 30,
                                             1995          1996          1996
                                                                     (unaudited)
--------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and
    accrued expenses                     $ 3,098,931   $ 4,276,846   $ 4,448,686
  Current installments on capital
    lease obligation                         286,263       612,985       604,644
  Current installments on notes and
    mortgage payable                       2,769,098     4,911,031     4,591,221
--------------------------------------------------------------------------------

         Total current liabilities         6,154,292     9,800,862     9,644,551
--------------------------------------------------------------------------------

Deferred tax liability                                                    90,000
Convertible subordinated debt, net         2,056,417     1,975,752     1,890,835
Obligations under capital leases,
  less current installments                  481,518     1,152,455     1,009,479
Notes and mortgage payable,
  less current installments               10,451,119    11,028,647    10,012,109
Minority interest in limited
partnerships                               2,155,665     2,126,708     2,237,382

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.01 par value;
  authorized 30,000,000 shares,
  5,416,967, 6,705,143 and 6,715,143
  shares issued and outstanding at
  March 31, 1995 and March 31 and
  June 30, 1996, respectively                 54,169        67,051        67,151

Additional paid-in capital                11,570,401    17,027,890    17,072,790
Unrealized gains and (losses)                 14,208
Retained earnings                          3,854,255     5,631,632     6,220,272
Less, 364,958 and 437,712 and
  430,797 common shares in Treasury
  at March 31, 1995 and March 31,
  and June 30, 1996, respectively         (1,463,197)   (1,737,311)   (1,712,159)
--------------------------------------------------------------------------------
Shareholders' equity                      14,029,836    20,989,262    21,648,054
--------------------------------------------------------------------------------
Total liabilities and shareholders'
    equity                               $35,328,847   $47,073,686   $46,532,410
--------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NMR OF AMERICA, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------

                                                                              Quarter Ended
                                            Years Ended March 31,                June 30,

                                         1994          1995         1996           1996
                                                                                (unaudited)
-------------------------------------------------------------------------------------------

Revenue, net                         $15,597,260   $17,987,824   $23,833,897    $7,263,367
-------------------------------------------------------------------------------------------
Costs and Expenses:
 Payroll and related costs             3,957,626     4,780,025     6,442,710     1,788,463
 Depreciation and amortization         2,545,108     2,951,400     3,093,616       796,530
 Medical supplies and other
  operating costs                      5,186,883     6,048,762     8,834,668     2,776,614
  Non-recurring write-down of
  center equipment                                     560,091
 Transaction costs                                                                 301,140
 Other general and administrative        689,347       553,422       763,662       219,927
-------------------------------------------------------------------------------------------
                                      12,378,964    14,893,700    19,134,656     5,882,674
-------------------------------------------------------------------------------------------
Operating income                       3,218,296     3,094,124     4,699,241     1,380,693
Interest expense                         824,420     1,186,811     1,677,698       447,048
Other income,net                        (130,694)      (24,546)     (122,805)      (39,810)
-------------------------------------------------------------------------------------------
Income before minority
 interest and income taxes             2,524,570     1,931,859     3,144,348       973,455
Minority interest in income of
 limited partnerships                  1,049,070       527,663       410,550       120,815
-------------------------------------------------------------------------------------------
Income before income taxes             1,475,500     1,404,196     2,733,798       852,640
Provision for (benefit from)
 income taxes                            108,000    (1,029,716)      956,421       264,000
-------------------------------------------------------------------------------------------

Net income                           $ 1,367,500   $ 2,433,912   $ 1,777,377   $   588,640

===========================================================================================

PER SHARE DATA:

PRIMARY:
Net income per share                 $       .29  $        .49   $       .30   $       .09
===========================================================================================

FULLY DILUTED:
Net income per share                 $       .29  $        .47   $       .30   $       .09
===========================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NMR OF AMERICA, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------

                                                                                       Quarter Ended
                                                Years Ended March 31,                     June 30,

                                            1994         1995        1996                   1996
                                                                                         (unaudited)
------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                                $1,367,500  $ 2,433,912   $1,777,377        $  588,640
----------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
      Depreciation and amortization          2,545,108    2,951,400    3,093,616           796,530
      Minority interest in income of
        limited partnerships                 1,049,070      527,663      410,550           120,815
      Deferred income taxes                              (1,099,000)   1,016,918           199,000
      Equity in loss (income) from
        unconsolidated partnership             (53,067)      68,770      171,085
      Contractor reimbursement for lost                     (91,620)    (175,000)
        revenues
      (Gain) loss on disposition of
        center assets                           47,021       12,084      (62,443)
      Non-recurring write-down of center
        equipment                                           560,091
      Proceeds from sale of marketable
        securities - trading                                411,270
      Unrealized gain on
        marketable securities                   (9,464)
  Changes in assets and liabilities,
    net of acquired centers:
      Increase in amount due from
        affiliated physician
        associations and patient
        receivables, net                    (2,196,385)    (965,897)  (3,546,074)         (764,970)
      Decrease (increase) in other
        current assets                         188,810     (130,104)     236,999           140,933
        (Increase) decrease in
        other assets                           159,969      (92,931)     103,147           172,133
      (Decrease) increase in accounts
        payable and accrued expenses           531,966     (198,210)     (80,001)          196,992
      Decrease in other liabilities           (222,079)
      Other                                                               14,483
----------------------------------------------------------------------------------------------------------------
   Total adjustments                         2,040,949    1,953,516    1,183,280           861,433
----------------------------------------------------------------------------------------------------------------
   Net cash provided by operating
      activities                             3,408,449    4,387,428    2,960,657         1,450,073
----------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

 NMR OF AMERICA, INC., AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------



                                                                                                 QUARTER
                                                                                                  ENDED
                                                         YEARS ENDED MARCH 31,                   JUNE 30,
                                 1994                1995                     1996                 1996
                                                                                               (unaudited)

------------------------------------------------------------------------------------------------------------------
Cash flows from investing
 activities:
 Purchase of equipment        ($  338,080)       ($1,705,020)              ($1,411,389)        ($  205,787)
 Purchase of short-term
  investments                                       (869,000)               (2,814,660)         (1,495,745)
 Purchase of marketable
  securities                   (1,201,839)        (1,111,435)                 (300,000)           (289,125)
 Purchase of long-term
  investments                                                                 (192,000)
 Purchase of limited
  partnership interests        (2,185,005)           (48,800)
 Acquisition of purchase
  option                         (200,000)
 Acquisition of centers,
  net of cash acquired           (325,000)          (976,794)                  371,905
 Proceeds from sale of
  marketable securities           600,000            205,000                 1,435,438
 Proceeds from sale of
  short-term investments                                                     3,070,449             329,000
 Proceeds from disposition
  of center assets                                     6,250
 Other                            (11,014)           (15,350)                                       (2,716)
------------------------------------------------------------------------------------------------------------------
Net cash provided by (used
 in) investing activities       (3,660,938)       (4,515,149)                  159,743          (1,664,373)

------------------------------------------------------------------------------------------------------------------
Cash flows from financing
 activities:
 Repayments of debt, including
  capital lease obligations    (1,587,922)        (2,134,292)               (3,669,129)         (1,487,665)
  Distributions to limited
   partners                      (683,067)          (135,656)                 (232,283)             (7,425)
 Proceeds from borrowing        2,319,500          2,617,683                   912,686
 Purchase of common stock
   warrants                      (12,000)
 Proceeds from stock
  issuance and exercise of
  stock options                                      27,812                     36,844
Purchases of treasury stock                                                   (353,007)

------------------------------------------------------------------------------------------------------------------

Net cash (used in)
 provided by
  financing activities            36,511             375,547                (3,304,889)         (1,495,090)
------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in
 cash and cash equivalents      (215,978)            247,826                  (184,489)         (1,709,390)
Cash and cash equivalents
  at April 1,                  3,934,956           3,718,978                 3,966,804           3,782,315
------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents
  at March 31,(or June 30)   $ 3,718,978         $ 3,966,804               $ 3,782,315         $ 2,072,925
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

 NMR OF AMERICA, INC., AND
 SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------


                                                                                                  QUARTER ENDED
                                               YEARS ENDED MARCH 31,                                JUNE 30,
                                               1994                1995            1996               1996
                                                                                                   (unaudited)
--------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:

Cash paid during the year for:
  Income Taxes, net of refunds
    totaling $46,052 in 1996,
    $26,474 in 1995 and $155,676
    in 1994                                    ($  131,237)        $     69,345      ($   13,320)     $    26,925
   Interest                                        829,419            1,187,160        1,680,158          402,488


SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITIES:
  Capital lease obligations incurred
    for use of equipment                           591,517
  Capital lease obligations assumed
    in connection with acquisition of centers                                          1,444,779
  Notes payable obligation assumed in connection
    with acquisition of center                   1,475,000             1,982,617       4,690,296
  Stock issued in connection with
   acquisition of centers                          487,500               500,000       5,224,320
  Notes payable issued in
   connection with acquisition of
    center                                         435,000
  Note payable obligation
   incurred in connection with
    acquisition of purchase option                 593,000
  Note payable obligation incurred in
   connection with refinancing of Bel
   Air, Maryland center debt                                           2,493,683
  Additions to fixed assets included
   in accounts payable and accrued
   expenses                                                              214,410
  Conversion of subordinated debebtures
   to common stock                                                       111,999         123,000
  Unrealized gain on marketable
   securities available-for-sale                                          14,208
  Contribution to 401(k) plan                                             10,061          36,098
  Note payable incurred in connection
   with financing annual insurance
   premium                                                                               278,488
  Note payable incurred in
   connection with equipment upgrade
    financing                                                                             60,000
  Issuance of restricted
   stock over two year vesting period                                                     94,800

The accompanying notes are an integral part of the consolidated financial statements.

                     NMR of America, Inc. and Subsidiaries
           Consolidated Statement of Changes in Shareholders' Equity

                                                                   Additional
                                           Common Stock             Paid-In
                                       Shares       Amount          Capital
------------------------------------------------------------------------------
Balances at March 31, 1993         5,107,080          51,071      10,449,047
------------------------------------------------------------------------------
Purchase of warrants                                                 (12,000)
Issuance of common stock             150,000           1,500         486,000
Net income for fiscal 1994
------------------------------------------------------------------------------
Balances at March 31, 1994         5,257,080          52,571      10,923,047
------------------------------------------------------------------------------
Issuance of common stock             135,000           1,350         528,650
Conversion of subordinated
  debentures to common stock          24,887             248         111,751
Exercise of employee
  stock options                                                        2,187
401(k) plan contributions                                              4,766
Unrealized gain on securities
  held for sale
Net income for fiscal 1995
------------------------------------------------------------------------------
Balances at March 31, 1995         5,416,967    $     54,169    $ 11,570,401
------------------------------------------------------------------------------
Purchase of common stock
Issuance of common stock           1,260,848          12,609       5,319,120
Conversion of subordinated
  debentures to common stock          27,328             273         122,727
Exercise of employee
  stock options                                                        5,906
401(k) plan contributions                                              9,736
Unrealized gain on securities
  held for sale
Net income for fiscal 1996
------------------------------------------------------------------------------
Balances at March 31, 1996         6,705,143          67,051      17,027,890
------------------------------------------------------------------------------
Conversion of subordinated
  debentures to common stock          10,000             100          44,900
401(k) plan contributions
Net income for quarter ended
  June 30, 1996
------------------------------------------------------------------------------
Balances at June 30, 1996          6,715,143    $     67,151    $ 17,072,790
=============================   ============    ============    ============


                                                 Unrealized  Retained    Total
                              Treasury Stock       Gains     Earnings Shareholders'
                              Shares   Amount     (losses)  (Deficit)   Equity
----------------------------------------------------------------------------------
Balances at March 31, 1993  (377,326) (1,494,117)             52,843    9,058,844
----------------------------------------------------------------------------------
Purchase of warrants                                                      (12,000)
Issuance of common stock                                                  487,500
Net income for fiscal 1994                                 1,367,500    1,367,500
----------------------------------------------------------------------------------
Balances at March 31, 1994  (377,326) (1,494,117)       0  1,420,343   10,901,844
----------------------------------------------------------------------------------
Issuance of common stock                                                  530,000
Conversion of subordinated
  debentures to common stock                                              111,999
Exercise of employee
  stock options               10,250      25,625                           27,812
401(k) plan contributions      2,118       5,295                           10,061
Unrealized gain on securities
  held for sale                                    14,208                  14,208
Net income for fiscal 1995                                 2,433,912    2,433,912
----------------------------------------------------------------------------------
Balances at March 31, 1995  (364,958)($1,463,197) $14,208 $3,854,255  $14,029,836
----------------------------------------------------------------------------------
Purchase of common stock     (99,650)   (353,007)                        (353,007)
Issuance of common stock                                                5,331,729
Conversion of subordinated
  debentures to common stock                                              123,000
Exercise of employee
  stock options               12,375      30,938                           36,844
401(k) plan contributions     14,521      47,955                           57,691
Unrealized gain on securities
  held for sale                                   (14,208)                (14,208)
Net income for fiscal 1996                                 1,777,377    1,777,377
----------------------------------------------------------------------------------
Balances at March 31, 1996  (437,712) (1,737,311)       0  5,631,632   20,989,262
----------------------------------------------------------------------------------
Conversion of subordinated
  debentures to common stock                                               45,000
401(k) plan contributions      6,915      25,152                           25,152
Net income for quarter ended
  June 30, 1996                                              588,640      588,640
----------------------------------------------------------------------------------
Balances at June 30, 1996   (430,797)($1,712,159)      $0 $6,220,272  $21,648,054
==================================================================================

The accompanying notes are an integral part of the consolidated financial statements.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

1.  The Company and Its Significant Accounting Policies

The Company - NMR of America, Inc., and Subsidiaries (the "Company") is engaged
-----------
in installing and maintaining imaging systems used for diagnostic purposes in offices operated by private physicians.

Consolidation - The accompanying consolidated financial statements include the
-------------
accounts of NMR of America, Inc., its wholly-owned subsidiaries and certain limited partnerships in which the Company is a general partner. All material intercompany balances and transactions have been eliminated. As general partner, the Company is subject to all the liabilities of a general partner and as of June 30, 1996, is entitled to share in partnership profits, losses and distributable cash as follows:

                                                     Company Share of
                                                    Profits, Losses and
       Partnership                                   Distributions
       -----------                                   -------------
NMR Associates I (Union, New Jersey)                       64%
MR Associates I (Philadelphia, Pennsylvania)               98%
MR Associates of Allentown (Allentown, Pennsylvania)       96%
MR Associates of Morristown (Morristown, New Jersey)       94%
MR Partners of Greenbelt (Seabrook, Maryland)              87%
MR Associates of Chicago (Chicago, Illinois)               87%
Garden State Imaging Partners (Marlton, New Jersey)        91%
Harford County Imaging Partners (Bel Air, Maryland)        63%
Accessible MRI (Chicago, Illinois)                         80%
Golf MRI Center (Des Plaines, Illinois)                    75%
Diagnostic Imaging Center (Des Plaines, Illinois)          75%

The Company owns a 100% interest in imaging centers located in Chicago, Elgin, Libertyville, and Oak Lawn, Illinois as well as Cape Coral, Naples, Sarasota and Titusville, Florida. The Company owns a 38% interest in an Austin, Texas limited partnership, which is accounted for using the equity method (See Note
13). The Company is also paid a monthly management fee based on patient cash collections and/or patient volume under management agreements with certain of the partnerships.

During the second quarter of the fiscal year ended March 31, 1993, accumulated losses, from inception, of the Company's Harford County, Maryland limited partnership fully offset the capital contributed by its limited partners. Accordingly, losses incurred in excess of such limited partnership capital have been charged, in full, to the Company as general partner. Future profits, if any, in the Harford County partnership will be allocated, in full, to the Company as general partner until such profits equal the Company's excess share of allocable losses. Thereafter, future profits and losses will be allocated in accordance with the parties respective ownership interests.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


1.  The Company and Its Significant Accounting Policies (continued)

Reclassification - Certain prior year items have been reclassified to conform to
----------------
the current year presentation.

Use of Estimates - The preparation of the consolidated financial statements in
----------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The most significant estimates relate to contractual and other allowances, income taxes, contingencies and the useful lives of equipment. Actual results could differ from those estimates. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations.

Cash and Cash Equivalents - For financial statement purposes cash equivalents
-------------------------
include short-term investments with an original maturity of ninety days or less. At June 30 and March 31, 1996 and March 31, 1995, respectively, the Company had investments in money market accounts and certificates of deposit of $333,523, $1,792,251 and $729,759. Cash and cash equivalents includes $723,270, $571,477 and $1,673,598 as of June 30 and March 31, 1996 and March 31, 1995, respectively, representing funds of the various partnerships.

Marketable Securities - The Company adopted effective April 1, 1994, Statement
---------------------
of Financial Accounting Standards No. 115, ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires a more detailed disclosure of debt and equity securities held for investment, the methods to be used in determining fair value and when to record unrealized holding gains and losses in earnings or in a separate component of shareholders' equity. Debt securities for which the Company does not have the intent or the ability to hold to maturity are classified as available-for-sale along with the Company's investments in equity securities. Securities available for sale are carried at fair value with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Any realized gains and losses are determined on the specific identification method. In accordance with SFAS 115, prior year financial statements have not been restated to reflect the change in accounting method. The cumulative effect as a result of adopting SFAS 115 in fiscal 1995 was not material.

Property and Equipment - Property and equipment are being depreciated for
----------------------
financial accounting purposes using the straight-line method over their respective estimated useful lives ranging from three to ten years. Leasehold improvements are being amortized over the shorter of the useful life or the remaining lease term, typically 10 years. Upon

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

1.  The Company and Its Significant Accounting Policies (continued)

retirement or other disposition of these assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in the results of operations. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized.

Organizational Costs - The Company capitalizes costs associated with the
--------------------
organization of the various limited partnerships and Company-owned centers. Such costs are amortized on a straight-line basis over a five-year period beginning with the commencement of operations at each location.

Cost in Excess of Net Assets Acquired - The excess of the purchase price over
-------------------------------------
the fair market value of net assets acquired is being amortized using the straight-line method over 20 years. As of June 30 and March 31, 1996 and March 31, 1995, accumulated amortization amounted to $839,923, $694,783 and $274,544, respectively.

The Company periodically reviews goodwill to assess recoverability based upon expectations of undiscounted cash flows and operating income of each consolidated entity having a material goodwill balance. An impairment would be recognized in operating results, based upon the difference between each consolidated entities' respective undiscounted cash flows and the carrying value of the related costs in excess of net assets acquired, if a permanent diminution in value were to occur.

401(k) Plan - The Company maintains a 401(k) savings plan under which the
-----------
Company matches one-half of employee contributions to purchase the Company's common stock and one-quarter of employee contributions to purchase other plan investments, up to 6% of qualified earnings and subject to Internal Revenue Service limitations. Company matching contributions for fiscal 1996 have utilized treasury stock. Plan expense amounted to $36,098 and $10,061 in fiscal 1996 and 1995, respectively.

Earnings Per Share - Earnings per share is computed on the basis of the weighted
------------------
average number of common shares outstanding and dilutive common stock equivalents. Common stock equivalents consist of stock options and warrants. For the year ended March 31, 1994, earnings per share is computed on the basis of the weighted average number of common shares outstanding during each year as the Company's common stock equivalents had an anti-dilutive effect. The shares issued by the Company in connection with the purchases of Oak Lawn Imaging Center, Golf MRI Center, Diagnostic Imaging Center, Morgan Medical Holdings, Inc. and Central Diversey MRI Center were considered outstanding from the date of acquisition.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

1.  The Company and Its Significant Accounting Policies (continued)

The Convertible Subordinated Debentures are not common stock equivalents and are not included in the calculation of primary earnings per share. The debentures were also not assumed converted for purposes of calculating fully diluted earnings per share for the year ended March 31, 1994, as such conversion would have been antidilutive for such year.

The number of common shares used to compute primary and fully diluted net income per share are as follows:


                                                   Quarter Ended
                 Fiscal Years Ended March 31,         June 30,
                    1994       1995       1996          1996
                 ---------  ---------  ---------      ---------
Primary          4,757,102  5,017,952  5,870,494      6,539,912
Fully Diluted    4,757,102  5,589,900  6,324,716      7,141,089


New Accounting Standards - Statement of Financial Accounting Standards No. 121
------------------------
"Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") is effective for the Company's year ending March 31, 1997. The Company believes that the adoption of SFAS 121 will not have a material effect on the Company's financial position or results of operations.

Statement of Financial Accounting Standards No. 123 "Accounting and Disclosure of Stock-Based Compensation" ("SFAS 123") encourages but does not require companies to recognize stock awards based on their fair value at the date of grant. The Company currently follows, and expects to continue to follow, the provisions of Accounting Principle Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations to account for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. Although the Company is permitted to continue to follow the provisions of APB 25 under SFAS 123, certain pro forma disclosure, to reflect the impact on reported earnings, will be required beginning with the Company's fiscal year ending March 31, 1997, as if the Company has accounted for its stock options in accordance with the fair value method under SFAS 123.

2.   Due from Affiliated Physician Associations

For consolidated centers which the Company developed, it has entered into agreements with physicians engaging in business as professional associations ("Physicians") pursuant to which the Company maintains and operates imaging systems in offices operated by the Physicians. The agreements have terms of up to six years and are renewable at the option of the Company. The Physicians' principal, Dr. David L. Bloom, is a

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

2.   Due from Affiliated Physician Associations (continued)

director of the Company. Under the agreements, Physicians has agreed to be obligated to contract for radiological services at the centers and to sublease each facility. The Company is obligated to make necessary leasehold improvements, provide furniture and fixtures and perform certain administrative functions relating to the provision of technical aspects of the centers operations for which Physicians pays a quarterly fee composed of a fixed sum based on the cost of the respective imaging system installed, including the related financing costs, a charge per invoice processed and a charge based upon system usage for each Company-installed imaging system in operation. These fees, net of a contractual allowance based upon Physicians ability to pay after physicians have fulfilled their obligations under facility subleases and radiological service contracts as set forth above, constitute the Company's revenue, net for developed sites.

For consolidated centers which the Company has acquired, subsidiaries of the Company have entered into agreements with unaffiliated professional corporations to provide radiological services under Dr. Bloom's administration. Accordingly, revenue, net for acquired centers consists of patient billings adjusted for contractual and other allowances which have been negotiated with various third-party payers. Fees paid to radiologists at these centers are reflected as a component of medical supplies and other operating expense in the accompanying statements of income.

Certain revenues are subject to audit and retroactive adjustment by third party payers. The Company is aware of no pending audits or proposed adjustments and no provisions for estimated retroactive adjustments have been provided.

3.   Short-term Investments

Short-term investments at June 30 and March 31, 1996 are stated at cost plus accrued interest and consist of certificates of deposit having original maturities of greater than three months but not in excess of one year.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


4.   Marketable Securities

Marketable securities classified as available-for-sale are as follows:
                                                Gross          Fair
June 30, 1996                                 unrealized      market
                                  Cost           gains         value
                                ---------     ----------     ---------

Available-For-Sale:
  U.S. Government obligations   $  298,125   $   --         $  298,125
                                ==========   ==========     ==========

March 31, 1995

Available-For-Sale:
  U.S. Government obligations  $ 1,111,435  $    14,208    $ 1,125,643
                               ===========  ===========    ===========

At March 31, 1995, all investments in debt securities had maturities of less than one year.

5.   Property and Equipment

Property and equipment stated at cost are set forth below:

                                                   March 31,         June 30,
                                             1995         1996         1996
-------------------------------------------------------------------------------
  Diagnostic equipment                    $19,260,564  $18,328,154  $18,408,355
  Diagnostic equipment under capital
    leases                                  1,402,367    2,272,367    2,272,367
  Leasehold improvements                    4,486,404    4,978,901    4,994,926
  Leasehold improvements under capital
    leases                                                 210,000      210,000
  Land and buildings                        1,353,569    1,353,569    1,353,569
  Equipment                                 3,600,164    3,766,268    3,874,203
  Equipment under capital leases                           290,000      290,000
  Furniture and fixtures                      616,519      632,792      634,418
  Construction in progress                    640,546          ---          ---
-------------------------------------------------------------------------------

                                          $31,360,133  $31,832,051  $32,037,838
===============================================================================

Depreciation expense for the quarter ended June 30, 1996 and the years ended March 31, 1996, 1995 and 1994 amounted to $648,788, $2,444,896, $2,527,773 and
$2,197,181, respectively.

Accumulated amortization relating to property and equipment under capital leases at June 30, and March 31, 1996 and March 31, 1995 was $989,789, $881,674 and
$510,570, respectively.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


5.   Property and Equipment (continued)

The following is a schedule by fiscal year of the minimum future lease payments under capital leases as of March 31, 1996:

               Year ending March 31,
                    1997                                      $  731,728
                    1998                                         601,886
                    1999                                         487,624
                    2000                                         176,043
                    2001                                             ---
                 thereafter                                          ---
--------------------------------------------------------------------------------
            Total minimum lease payments                       1,997,281
       Less:  amount representing
                 interest (imputed at an average
                 rate of 7.9%)                                   231,841
--------------------------------------------------------------------------------
            Present value of
              minimum lease payments                           1,765,440
            Less current installments                            612,985
--------------------------------------------------------------------------------
            Obligations under capital leases,
              less current installments                       $1,152,455
================================================================================

6.   Long-term Investments

Long-term investments at June 30 and March 31, 1996 are stated at cost plus accrued interest and consist of certificates of deposit maturing in April and May 1997.

7.   Convertible Subordinated Debentures

In July 1986, the Company completed a public offering of 8% Convertible Subordinated Debentures of $4,000,000 due 2001 and received $3,365,000, net of underwriting discount and other expenses. The debentures are redeemable at a declining premium after July 1988, contain a mandatory sinking fund provision calculated to retire 90% of the debentures before maturity at a rate of 10% per year commencing in July 1992, and are convertible into the Company's common stock at any time prior to maturity at $4.50 per share. As of June 30, 1996, $1,999,000 of the debentures have been converted into the Company's common stock. Under the provisions of the indenture, the Company has not been required to meet its sinking fund requirement as a result of the cumulative debenture conversions and does not expect to make a sinking fund payment until July of 1997.

NMR OF AMERICA, INC, AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

8.   Notes and Mortgage Payable

Notes and mortgage payable consist of the following:


                                                           March 31,              March 31,     June 30,
                                                             1995                   1996          1996
                                                       ---------------       ---------------  -----------
Mortgage payable to bank (A)                            $      524,065       $       517,169  $   514,920
Allentown equipment note payable to bank (B)                 1,980,952             1,561,907    1,371,428
Note payable for acquisition of limited
 partnership interests (C)                                   1,861,835             1,029,343      800,555
Oak Lawn equipment note payable to bank (D)                  1,334,594             1,218,476    1,184,805
Bel Air equipment note payable (E)                           2,705,136             2,520,116    2,470,531
Notes payable from Morgan acquisition (F)                                          3,612,007    3,240,104
Notes payable from other acquisitions (G)                    2,455,856             2,637,360    2,488,756
Other notes payable for equipment, equipment
 upgrades and leasehold improvements (H)                     2,357,779             2,843,300    2,532,231
---------------------------------------------------------------------------------------------------------
                                                            13,220,217            15,939,678   14,603,330
Total
Less, current installments                                   2,769,098             4,911,031    4,591,221
---------------------------------------------------------------------------------------------------------
 Notes and mortgage payable less current
 installments                                           $   10,451,119         $  11,028,647 $ 10,012,109
=========================================================================================================

(A) The Company has a thirty-year mortgage collateralized by the Union, New Jersey imaging center land and building. The mortgage bears interest at a variable rate, adjusted annually based on the one-year Treasury bill rate plus 2.75% (8.5% at June 30, 1996) and matures October 2019. The current monthly payments are $4,310, including interest.

(B) During the year ended March 31, 1992, the Company completed an upgrade at its Allentown, Pennsylvania center which included both new imaging equipment, related leasehold improvements and a five year prepaid equipment maintenance agreement aggregating approximately $3,200,000. The Company financed these amounts using a note payable (the "Note") over a five year term which commenced in August 1992. The Note requires monthly installments of $38,095 plus interest and a balloon payment of $952,395 due in July 1997. The Note bears interest at a variable rate equal to the bank's prevailing prime rate plus one-half percent (8.75% at June 30, 1996), however, the Note provides an option to fix the interest rate at any time during the term. The Note is collateralized by substantially all of the assets of the MR Associates of Allentown partnership. Effective for fiscal 1994, the Note's financial covenants were modified requiring the Partnership to meet two debt coverage ratios, as defined, as of March 31 of each fiscal year through the expiration of the Note.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

8.   Notes and Mortgage Payable (continued)

(C) In March 1994, the Company financed the acquisition of limited partnership interests using a $2,240,000 three year note payable which bears interest at a rate of 8.9% and requires monthly payments of $49,830, including interest through April 1995 and $83,378, including interest per month thereafter. The note is collateralized by the imaging equipment and receivables of certain of the limited partnerships in which additional interests were acquired.

(D) In January 1994, the Company assumed a five year $1,475,000 note payable to a bank which bears interest at a variable rate equal to the bank's prevailing prime rate plus one percent (9.25% at June 30, 1996). Monthly payments, including principal and interest, for the first three years of the note are fixed at $20,000, and $45,894 thereafter. The note is collateralized by substantially all of the equipment of the Oak Lawn Imaging Center.

(E) In December 1994, the Company refinanced the imaging equipment and leasehold improvement debt of its Bel Air, Maryland center with a remaining principal balance of $2,493,683 as of the date of the refinancing. In conjunction with the refinancing, the Company also financed the cost of upgrades to its MR and nuclear medicine equipment with an aggregate cost of $238,614. The Company incurred a prepayment penalty of $15,945 in conjunction with the refinancing, which was included as a component of other expense (income), net in the accompanying statement of income for the year ended March 31, 1995. The note payable obligation, aggregating $2,748,242 of principal is payable over a seven year term due January 2001, bears interest at 11.25% and requires fixed monthly payments of $40,000, including interest, during the first 24 months and $61,465, including interest, for the remaining term. The note is collateralized by the related imaging equipment.

(F) In September 1995, in connection debt with the acquisition of Morgan Medical Holdings, Inc ("Morgan") the Company assumed Morgan's existing equipment debt obligations, aggregating $4,018,574. These notes bear interest at rates ranging from 7.36% to 11.5% and require monthly payments ranging from $623 to $33,335, including interest. The notes are payable over varying terms with the last note due in September 1999. One of the notes restricts the Company's ability to pay dividends. The foregoing notes are collateralized by the respective centers' imaging equipment.

(G) In January 1995, in connection with the acquisition of Golf MRI L.P. and Diagnostic Imaging Center L.P. the Company consolidated and refinanced the centers' existing equipment debt obligations,

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

8.   Notes and Mortgage Payable (continued)

     aggregating $1,823,167, using a five year bank term note bearing interest at a variable rate equal to the bank's prevailing prime rate plus one percent (9.25% at June 30, 1996). The note requires monthly installments of $37,708, including interest, and is due on March 31, 2000. In addition, the Company assumed $34,450 of notes payable to former limited partners of Diagnostic Imaging Center which bear interest at a rate of 10%, require quarterly payments of $8,612 plus interest which were paid in December 1995, and a $125,000 two year note payable to the former general partner, which does not bear interest. The Company financed $550,000 of the cash portion of the acquisition price with a bank using a five year term note bearing interest at a variable rate equal to the bank's prevailing prime rate plus one percent (9.25% at June 30, 1996). The note requires monthly installments of $11,721, including interest, and is due on March 31, 2000. The note agreement requires the Company to meet certain financial ratios as of March 31 of each year the agreement is in effect. The foregoing bank notes are collateralized by the center's imaging equipment.

     In January 1996, in connection with the acquisition of the assets of Central Diversey MRI Center, Inc. the Company assumed a $631,784 note payable bearing interest at 10% due September 1999. The note is collateralized by cash deposits totaling $120,000 (included in other assets) and the center's diagnostic equipment and requires monthly installments of $16,894, including interest.

(H) Included in other debt obligations is $1,960,467, $2,091,274 and $1,312,046 at June 30 and March 31, 1996 and March 31, 1995, respectively, of various notes payable relating to the purchase of equipment, equipment upgrades and leasehold improvements. These notes bear interest at rates ranging from 8.9% to 11.8% and require monthly payments ranging from $1,106 to $18,082, including interest. The notes are payable over varying terms of four and five years with the last note due September 2000. The notes are primarily collateralized by the related imaging equipment.

     Included in other debt obligations is $571,764, $664,161 and $1,045,733 at June 30 and March 31, 1996 and March 31, 1995, respectively of various notes payable relating to the acquisition of the Des Plaines, Oak Lawn and Libertyville, Illinois imaging centers and a purchase option related to the general partner interest in MR Associates of Chicago. These notes bear interest at rates ranging from 7.0% to 9.0%, and have varying terms of two to five years. The payment

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

8.   Notes and Mortgage Payable (continued)

     terms are primarily monthly and range from $3,554 to $13,294, including interest.

As of June 30, 1996, the Company has $5,890,951 outstanding obligations with certain financial institutions under agreements which include a material adverse change in financial condition or other similar subjective acceleration clauses.

Aggregate maturities of the Company's notes and mortgage payable for fiscal years 1997 through 2001 and thereafter are as follows: 1997 - $4,911,031; 1998 - $4,763,865; 1999 - $3,459,298; 2000 - $1,684,933; 2001 -
$648,838; thereafter $471,713.

9.  Shareholders' Equity

AUTHORIZED STOCK

The Board of Directors is authorized to issue, without further action by the shareholders, 500,000 shares of preferred stock, par value $.05, and to fix and alter the rights related to such stock. The Company has a Shareholders' Rights Plan (described below) which may require the issuance of Series A Preferred Stock, $.05 par value, in connection with the exercise of certain stock purchase rights. At March 31, 1996, there were no shares of preferred stock issued or outstanding.

On October 25, 1995 the Board of Directors authorized a common stock repurchase program whereby the Company can purchase up to $1,000,000 of its outstanding common stock from time to time in the open market. The shares will be held as treasury shares for reissuance upon the exercise of employee stock options, warrants and other convertible securities. The timing of purchases and the number of shares purchased will depend upon prevailing market prices and other market conditions. As of June 30, 1996 the Company's cumulative stock purchases, net of reissuance of 46,529 shares, amounted to 430,797 shares with an aggregated cost of $1,712,159.

SHAREHOLDERS' RIGHTS PLAN

Under the Shareholders' Rights Plan each outstanding share of the Company's common stock has attached to it one stock purchase right.
These rights will continue to be represented by and trade with the

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

9.  Shareholders' Equity (continued)

Company's common stock certificates unless and until certain takeover-related events occur. Following such events, each right will become exercisable to purchase one one-hundredth of a share of Series A Preferred Stock, par value $.05, at an exercise price of $15 per one one-hundredth share subject to adjustment. In the event any person acquires beneficial ownership of 15% or more of the outstanding common shares, (i) each right will be exercisable, for a sixty-day period following the announcement of such acquisition, to purchase the Company's common stock or common stock equivalent having a market value equal to two times the exercise price and (ii) prior to such exercise the Company's Board of Directors, may, at its option exchange outstanding rights to shares of common stock at an exchange ratio of one share for each right. The Shareholders' Rights Plan further provides that if, after the occurrence of such an acquisition, the Company is merged into any other corporation or 50% or more of the Company's assets are sold, each right will be exercisable to purchase common shares of the acquiring corporation having a market value equal to two times the exercise price. The rights expire on December 23, 2002, and are subject to redemption by the Company's Board of Directors at $.01 per right at any time prior to the first date upon which they become exercisable to purchase common shares.

STOCK OPTIONS AND EMPLOYEE STOCK GRANTS

The Company maintains an Incentive Stock Option and Non-Statutory Option Plan (the "Plan") for employees of the Company. Under the Plan, established in 1986, up to 1,000,000 shares of common stock of the Company may be issued upon the exercise of options to be granted during the ten-year term of the Plan. The exercise price of options granted is equal to the fair market value of the Company's common shares on the date of grant. Options with respect to 572,409 shares were outstanding at June 30, 1996, at an exercise price ranging from $2.25 to $6.38 per share for terms of five and ten years. As of June 30, 1996, options with respect to 218,475 shares were exercisable. During the quarter ended June 30, 1996, no options were exercised.

In September 1995, the Company granted 10,000 unregistered shares of common stock to each of its two officers. The shares vest ratably on a quarterly basis over two years from the date of grant.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

9.  Shareholders' Equity (continued)

STOCK PURCHASE WARRANTS

As of June 30, 1996, the Company had granted warrants to purchase its common stock with the following terms:

   Number
     of       Exercise      Expiration
   shares      price           date
-----------  --------  ------------------
   50,000       $7.00  September 26, 1996
   50,000       $8.00  September 26, 1996
   50,000       $3.00  August 2, 1996
   50,000       $3.50  August 2, 1996
  100,000       $8.00  February 6, 1997
    7,000       $5.00  March 30, 1997
   75,000       $3.00  November 5, 1998
   35,000       $3.00  January 20, 1999
   25,000       $3.09  February 23, 1999
  100,000       $3.92  May 18, 1999
   25,000       $5.00  September 30, 1999
  190,000       $6.38  December 18, 2001
-----------
  757,000
===========

In October 1994, the Company issued warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $5.00 per share to a radiology group providing services to one of its centers. These warrants have a term of five years and are exercisable from the date of grant.

In May 1994, the Company entered into an agreement with Ehrenkrantz King Nussbaum, Inc. ("EKN") under which EKN will provide financial consulting services to the Company for a term of two years. Pursuant to this agreement, EKN received warrants to purchase 100,000 shares of the Company's common stock; 50,000 warrants with an exercise price of $3.00 per share and 50,000 warrants with an exercise price of $3.50 per share. These warrants had an initial term of two years and are exercisable from the date of grant. During May 1996, the Company extended the term of the EKN financial consulting agreement and warrants for a period of three months to August 2, 1996.

In January 1994, the Company entered into a three year administrative services agreement with Radiology Business Management Inc. ("RBM") to provide office and clerical services to the Oak Lawn Imaging Center, pursuant to which the Company issued RBM warrants to purchase 35,000 shares of the Company's common stock at an exercise price of $3.00 per share. These warrants have a term of five years and are exercisable from the date of grant.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

9.  Shareholders' Equity (continued)

In connection with the Company's fiscal 1992 stock purchase warrant redemption offer, the Company issued Strategic Growth International warrants to purchase 100,000 shares of the Company's common stock; 50,000 warrants with an exercise price of $7.00 per share and 50,000 warrants with an exercise price of $8.00 per share. These warrants have a term of five years and are exercisable from the date of grant. In March 1992, the Company issued warrants to purchase 7,000 shares of common stock at an exercise price of $5.00 per share in connection with the execution of a ground lease for one of its facilities. The warrants have a term of five years and are exercisable from the date of grant.

In February 1992, the Company entered into an agreement with Seaboard Securities, Inc. ("Seaboard") under which Seaboard will provide financial consulting services for a term of three years. Pursuant to the agreement, Seaboard received warrants to acquire 100,000 shares of the Company's common stock at $8.00 per share. The warrants have a term of five years and vest as services are provided. A member of the Company's board of directors is an officer of Seaboard.

On December 19, 1991, the non-employee Directors of the Company were each granted warrants to purchase 20,000 shares (an aggregate of 140,000 shares) of common stock at $6.38 per share. These warrants have a term of ten years and are exercisable from date of the grant.

On November 6, 1990, the Board of Directors granted an officer and director of the Company warrants to acquire 75,000 shares of common stock at $3.00 per share. The warrants vested over a three year period from the date of the grant and have a term of eight years. During the year ended March 31, 1992, the Company granted the same officer and director warrants to acquire 50,000 shares of the Company's common stock with an exercise price of $6.38 per share. These warrants are exercisable from date of grant and have a term of ten years.

In May 1989, the Company issued warrants to purchase 100,000 shares of common stock at an exercise price of $3.92 per share to a non-employee director of the Company. These warrants have a term of ten years and are exercisable from the date of grant.

In February 1989, the Company issued warrants to purchase 25,000 shares of common stock at an exercise price of $3.09 per share to a professional corporation providing legal services to the Company. These warrants have a term of ten years and are exercisable from the date of grant.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

 10.  Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ("SFAS No. 109") "Accounting for Income Taxes.", which requires an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities.

As of March 31, 1996, the Company for Federal income tax purposes, has net operating loss carryforwards which begin to expire in the year 2000, of approximately $6,389,000, of which approximately $3,390,000 represent net operating losses of acquired companies. Under Section 382 of the Internal Revenue Code, the Company's acquired operating losses are subject to an annual utilization limitation of approximately $520,000.

Any unutilized annual limitation may be carried forward to available future carryforward years.

Future changes in the ownership of the Company could result in additional limitations on the utilization of its net operating loss carryovers. The state tax jurisdictions in which the Company operates do not permit the carryback of net operating losses to prior years in which taxes were paid. Such state tax net operating losses were utilized to reduce the Company's fiscal 1996, 1995 and 1994 state income tax liability. For Federal income tax purposes, the Company also has investment and alternative minimum tax credits of $386,000 and $81,000, respectively, of which approximately $74,000 represents investment tax credits of an acquired company. The Company's investment tax credits begin to expire in the year 1999 and are accounted for under the flow through method. Alternative minimum tax credits do not expire.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


10.  Income Taxes (continued)

Significant components, tax effected, of the Company's deferred tax assets and (liabilities) at March 31, 1996 and 1995 are as follows (in thousands):

                                 March 31,  March 31,   June 30,
                                   1995        1996       1996
                                ----------  ----------  ---------
Deferred tax liabilities:
  Fixed assets                    $(1,123)    $(1,794)   $(1,780)
  Purchase option                    (273)       (249)      (244)
  Cash to accrual basis                --        (784)      (784)
                                  -------     -------    -------
Deferred tax liabilities           (1,396)     (2,827)    (2,808)
                                  -------     -------    -------
Deferred tax assets:
  Net operating losses              1,527       2,332      2,116
  Excess financial reporting
    partnership losses                466          --         --
  Tax credits                         491         466        466
  Accrued liabilities                  --          82         80
  Other                                11          56         56
                                  -------     -------    -------
Deferred tax assets                 2,495       2,936      2,718
Valuation allowance                    --          --         --
                                  -------     -------    -------
Net deferred tax asset            $ 1,099     $   109    $   (90)
                                  =======     =======    =======

The net decrease in the Company's valuation allowance on deferred tax assets during the year ended March 31, 1995 totaled $1,304,000.

Components of the provision for (benefit from) income taxes are as follows:

                             March 31,     March 31,    March 31,  June 30,
                                1994          1995        1996       1996
                            ------------  ------------  ---------  --------
Current:
    Federal                 $    12,000   $    25,000    $ 10,000  $ 25,000
    State                        96,000        44,284      29,421    40,000
                            -----------   -----------    --------  --------
                                108,000        69,284      39,421    65,000
                            -----------   -----------    --------  --------

Deferred:
    Federal                         ---    (1,142,000)    847,000   184,000
    State                           ---        43,000      70,000    15,000
                            -----------   -----------    --------  --------
                                    ---    (1,099,000)    917,000   199,000
                            -----------   -----------    --------  --------
                            $   108,000   $(1,029,716)  $ 956,421  $264,000
                            ===========   ===========    ========  ========

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

10.  Income Taxes (continued)

A reconciliation of the Federal statutory income tax rate to the Company's effective tax rate as reported is as follows:

                                              Years Ended March 31,   June 30,

                                               1994      1995   1996    1996
                                               ----      ----   ----    ----
   Expected Federal income tax rate           34.0%      34.0%  34.0%   34.0%
 State income taxes, net of
  Federal benefit                              5.4%       6.2%   3.9%    3.9%
Net operating loss carryforwards             (33.2%)    (32.2%)
Recognition of net deferred tax asset                   (82.4%)
Other                                           1.1%      1.1%  (2.9%)  (6.9%)
                                             ------     ------   ----    ----
Effective income tax rate                       7.3%    (73.3%) 35.0%   31.0%
                                             ======     ======  =====   =====

11. Commitments and Contingencies

As of June 30, 1996, the Company has entered into noncancelable leases for eighteen offices that have imaging systems in current operation as well as operating leases for magnetic resonance imaging equipment installed in its Philadelphia, Pennsylvania and Seabrook, Maryland imaging centers and computed axial tomography equipment installed in the Seabrook, Maryland imaging center. Ten of the offices are subleased to affiliated Physicians. The office leases are generally for terms of five and ten years and include rent escalation clauses generally tied to the consumer price index and contain provisions for additional terms at the option of the tenant. By reason of the sublease arrangements, if the respective Physicians should be unable to pay the rental on the site, the Company would be contingently liable. As of June 30, 1996, the Company has subleased the operating sites to the Physicians for the base rental as stipulated in the original lease. For the quarter ended June 30, 1996 and the years ended March 31, 1996, 1995 and 1994 the related sublease income has been offset by the lease rent expense.

The following summary of non-cancelable obligations includes the sublease arrangements described above, certain equipment leases and the Company's corporate rentals. As of March 31, 1996, the aggregate future minimum lease payments and sublease rentals are as follows:


                         Original
Year ended March 31,      Leases    Subleases      Net
----------------------  ----------  ----------  ----------
     1997               $2,146,015  $  848,226  $1,297,789
     1998                1,706,451     649,482   1,056,969
     1999                1,118,892     529,929     588,963
     2000                  689,964     507,098     182,866
     2001                  459,330     322,617     136,713
  thereafter               315,292      99,795     215,497
----------------------  ----------  ----------  ----------
                        $6,435,944  $2,957,147  $3,478,797
                        ==========  ==========  ==========

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


11. Commitments and Contingencies (continued)

Effective May 31, 1993, the Company terminated its leases for corporate headquarters in Morristown, New Jersey. The Company entered into a lease agreement for new executive and administrative office space under a 66 month lease which commenced on May 19, 1993. The base agreement contains two five year renewal options. Corporate rent expense for the quarter ended June 30, 1996 and the years ended March 31, 1996, 1995 and 1994 amounted to $30,231, $116,318, $114,035, and $123,061, respectively.

During August, 1993, the Board of Directors authorized the Company to guarantee personal loans made by a bank to an officer of the Company for the purpose of purchasing the Company's common stock in the open market. The guarantee was provided to the bank in the form of certificates of deposit aggregating $75,000. The shares of common stock purchased by the officer are pledged to the Company as collateral for the continuing guarantee of the related loan.

The Company is from time to time involved in litigation incidental to the conduct of its business. Management and its counsel believe that such pending litigation will not have a material adverse effect on the Company's results of operations, cash flows or financial condition.

12. Related Parties

During the quarter ended June 30, 1996 and the years ended March 31, 1996, 1995 and 1994, the Company, in accordance with the related partnership agreements, allocated certain corporate overhead costs to the limited partnerships which resulted in $1,845, $7,230, $7,865 and $19,982, respectively, of such costs being attributed to the minority interests.

As of March 31, 1996, the Company has notes receivable from two former officers of Morgan Medical Holdings, Inc. in the amounts of $315,625 and $35,366, including accrued interest thereon, which are included as a component of other current assets and other assets in the Company's March 31, 1996 balance sheet. The notes bear interest at prime and are payable in eight equal semi-annual principal installments, plus interest, commencing March 15, 1996. The notes are collateralized by a pledge of the Company's common stock which is owned by the individuals, one of whom now is an employee of the Company. Subsequent to March 31, 1996, the loan for $315,625 plus interest was paid in full.

The Company has a consulting agreement with a member of the Board of Directors. The consulting agreement has a one year term expiring on December 31, 1996, and provides compensation of $77,000 per annum.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

13.  Imaging Center Matters

During the first quarter of fiscal 1996 the Company temporarily ceased operations at its Union, New Jersey facility in order to replace the center's existing magnetic resonance imaging equipment, which was installed in 1984. The new system was installed during June 1995 and became operational in early July 1995. The project was completed for an aggregate cost of approximately $910,000, which includes the cost of related leasehold improvements, diagnostic imaging equipment and related upgrades. The Company financed the equipment and related leasehold improvements in the form of a five year note payable.

The Company's Greenbelt, Maryland magnetic resonance imaging center facility lease expired on January 31, 1995. The Company constructed a new center offering both magnetic resonance and CT imaging which opened April 1995. The Company financed the cost of equipment, totaling $918,750, using an operating lease and financed the $672,546 cost of related leasehold improvements using a term note. The Greenbelt lease required the Company to repair damage caused by the removal of equipment at that location. In lieu of performing such repairs, the Company paid $51,600 to obtain the landlord's full release from such obligations. This amount is reflected in the fiscal 1995 statement of income as a component of other income, net.

The Company's Austin, Texas center was closed during December 1995. The center operated pursuant to a limited partnership agreement (the "Austin Partnership") which was scheduled to expire on January 31, 1996, but was extended by the governing board of the partnership for the purpose of liquidating and distributing the remaining assets of the Austin Partnership. It is anticipated that such liquidation will be completed during fiscal 1997 and will not have a material impact on the results of operations or liquidity of the Company.

On May 15, 1996, effective January 1, 1996, the Company acquired the remaining 10% ownership interest in Oak Lawn Imaging Center which increased the Company's ownership percentage to 100%. As consideration for the acquisition, the Company issued 35,000 unregistered shares of its common stock.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

14.  Quarterly Consolidated Financial Information (Unaudited)

     The following is a summary of unaudited quarterly consolidated financial results for the years ended March 31:

                            (000's omitted, except for per share
                               amounts)
     1996                      1st Qtr   2nd Qtr   3rd Qtr   4th Qtr
                               --------  -------   -------   -------

    Revenue, net              $4,771     $5,289    $6,754    $7,020
    Operating income             771      1,068     1,378     1,544
    Net income                   238        355       554       630

    Per fully diluted
      common share (1):
    Net income                   .05        .07       .09       .10


    1995                   1st Qtr   2nd Qtr  3rd Qtr    4th Qtr(2)
                           -------   -------  -------    -------

    Revenue, net             $4,437  $4,299  $4,376       $4,875
    Operating income          1,082     920     865          227
    Net income                  622     501     382          929

    Per fully diluted
      common share (1):
    Net income                  .13     .10     .08          .18


    (1) Quarterly income per fully diluted common share does not equal the annual amount due to changes in the common and equivalent shares outstanding.

    (2) The Company's fourth quarter consolidated financial results include (i) a non-recurring $560,000 adjustment to write-down the carrying value of certain fixed assets (see Note 15) and (ii) the recognition of the Company's net deferred tax asset in the amount of $1,099,000 (see Note
        10).

Quarterly results are generally effected by the timing of acquisitions, including limited partner interests, and the number of operating days in the quarter.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


15. Acquisitions

Effective January 1, 1996, the Company completed its acquisition of substantially all of the operating assets of Central Diversey MRI Center, Inc. ("CD MRI") which operates a magnetic resonance imaging center located in Chicago, Illinois. As consideration for the acquisition, NMR paid $80,000 in cash at closing to the selling shareholders and issued 10,000 unregistered shares of NMR common stock which are subject to a two-year holding period restriction. In conjunction with the transaction, NMR acquired substantially all of CD MRI's operating assets, which consist primarily of magnetic resonance imaging equipment, related leasehold improvements, office equipment and deposits on the MRI related equipment aggregating $120,000 which are pledged as collateral therefor. In addition, NMR assumed certain trade accounts payable of Central Diversey aggregating $90,000 and MRI related equipment debt, subject to existing collateral, totaling approximately $632,000 of outstanding principal as of January 1, 1996. The acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at the fair value at the date of acquisition. The Company recorded $429,333 of excess cost over fair value of the assets which is being amortized over twenty years on a straight line basis.

On March 13, 1995, the Company announced that its Board of Directors had approved an agreement, providing for the acquisition of Morgan Medical Holdings, Inc. ("Morgan"). A definitive merger agreement was executed on April 11, 1995. The transaction was approved by the shareholders of Morgan and the Company on September 14, 1995 and became effective September 15, 1995. Morgan provides diagnostic imaging equipment, facilities and management services to physicians through four outpatient centers located in the Florida cities of Cape Coral, Naples, Sarasota and Titusville. Pursuant to the terms of the acquisition, Morgan shareholders received 1,195,848 shares of the Company's common stock in the transaction. Under the terms of the merger agreement, the Company exercises control over the voting rights of Morgan's largest shareholder for a period of three years. The Company accounted for the transaction as a purchase and, accordingly, the acquired assets and liabilities were recorded at their fair values at the date of acquisition. In conjunction with the transaction, the Company recorded $6,356,132 of costs in excess of fair value which will be amortized over twenty years on a straight line basis.

Effective January 1, 1995, the Company acquired, approximately 75% of the general and limited partnership interests of Diagnostic Imaging Center, L.P. ("DIC") and Golf MRI Center, L.P. ("Golf MRI")(collectively the "Centers"). These limited partnerships collectively operate a multi-modality imaging center located in Des Plaines, Illinois. As

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------


15. Acquisitions (continued)

consideration for the acquisition, the Company paid $1,050,000 in cash and issued 125,000 unregistered shares of the common stock of the Company and assigned a fair value of $500,000. In conjunction with the acquisition, the Company entered into agreements with the Center's radiologist to provide radiologic and other administrative services to the Centers for three year terms. In addition, the Company consolidated and refinanced the Centers' existing debt obligations, aggregating $1,823,167. The acquisitions have been accounted for as purchases and, accordingly, the acquired assets and liabilities have been recorded at their fair value at the date of acquisition. The excess of the cost over the fair value of the net assets acquired of $2,114,693 is being amortized over twenty years on a straight line basis.

Effective January 1, 1995, the Company acquired the operations of a magnetic resonance imaging center located in Libertyville, Illinois ("Libertyville"). As consideration for the acquisition, the Company acquired certain of the seller's assets and assumed certain liabilities. In addition, the Company agreed to pay deferred consideration of up to $300,000 which was conditioned upon the center achieving certain levels of revenue during calendar 1995 which were not attained resulting in no additional consideration being payable. The acquisition has been accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their fair value at the date of acquisition. The excess of the cost over the fair value of the net assets acquired was not material.

The Company's consolidated financial statements for the year ended March 31, 1996 include the results of operations of Morgan and CD MRI from the September 15, 1995 and January 1, 1996 effective dates of such transactions, respectively. The Company's consolidated financial statements for the year ended March 31, 1995, do not include the results of operations of Morgan or CD MRI and include the results of operations of Golf MRI, DIC and Libertyville ("Historical Acquisitions") from the January 1, 1995 effective date of such transactions. The following summarizes the unaudited proforma results of operations for the years ended March 31, 1996 and 1995, assuming all of the foregoing acquisitions had occurred on April 1, 1995 and 1994 (in thousands, except per share data):

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

15. Acquisitions (continued)


                                                       Fiscal 1996
                                              ------------------------------
                                                       (unaudited)

                                                                    NMR
                                                                  Including
                                              NMR     Including  Historical
                                          Including  Historical  Acquisitions,
                                         Historical Acquisitions  Morgan and
                                        Acquisitions  and Morgan    CD MRI
                                        (Unaudited)  (Unaudited)  (Unaudited)
                                        -----------  -----------  ------------
Revenue, net                             $ 21,844     $ 26,435      $ 27,300
 Operating income                        $  3,903     $  5,437      $  5,773
 Income before
 income taxes                            $  2,080     $  3,189      $  3,452
Income before extraordinary
  item and cumulative effect
  of change in accounting
  principle                              $  1,342     $  2,033      $  2,257
Fully diluted net
  income per share                       $    .21     $    .31      $    .35

                                                   Fiscal 1995 (1)
                                        --------------------------------------
                                                     (unaudited)

                                                                    NMR
                                                                  Including
                                              NMR     Including  Historical
                                          Including  Historical  Acquisitions,
                                         Historical Acquisitions  Morgan and
                                        Acquisitions  and Morgan    CD MRI
                                        (Unaudited)  (Unaudited)  (Unaudited)
                                        -----------  -----------  ------------
Revenue, net                              $20,707       $25,962     $26,550
 Operating income                         $ 3,637       $ 5,336     $ 5,647
 Income before
 income taxes                             $ 1,673       $ 2,934     $ 3,086
Income before extraordinary
  item and cumulative effect
  of change in accounting
  principle                               $ 2,716       $ 3,806     $ 3,936
Fully diluted net
  income per share                        $   .51       $   .58     $   .60


    (1) The Company's fiscal 1995 pro forma financial results include (i) a non-recurring $560,000 adjustment to write-down the carrying value of certain fixed assets (see Note 16) and (ii) the recognition of the Company's net deferred tax asset in the amount of $1,099,000 (see Note
        10).

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

16.  Asset Write-down

The Company's results of operations for the fourth quarter of fiscal 1995 includes a charge to expense of approximately $560,000 representing the remaining net book value of the diagnostic imaging equipment of the Company's Elgin, Illinois imaging center which are no longer believed to be recoverable from the center's future operations. The center has operated at a loss since it opened in May 1992. The impact of this charge on fiscal 1995 and fourth quarter net income, net of the related tax benefit, was approximately ($338,000) or ($.06) per share. The Company intends to utilize the facility to perform certain regional administrative functions and to perform limited diagnostic imaging procedures at reduced staffing levels in the future.

17.  Fair Value of Financial Instruments

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                        March 31, 1996
                                   --------------------------
                                      Carrying
                                       Amount      Fair Value
                                   --------------  -----------
Assets:
  Cash and cash equivalents           $ 3,782,315  $ 3,782,315
  Short-term investments                  663,660      663,660
  Long-term investments                   192,000      192,000
  Due from affiliated physician
   associations and patient
   receivables, net                    14,182,008   14,182,008
Liabilities:
  Notes payable                       $15,939,678   15,977,899
  Capital lease obligations             1,765,440    1,765,541
  Convertible debentures                1,975,752    1,849,578


The carrying amounts of cash and cash equivalents, short-term investments, long-term investments and due from affiliated physician associations and patient receivables, net are a reasonable estimate of their fair value. The fair value of the Company's notes payable, capital lease obligations and convertible debentures are based upon a discounted cash flow calculation utilizing rates under which similar borrowing arrangements can be entered into.

NMR OF AMERICA, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

18. Subsequent Event

On May 7, 1996, the Company announced that it was in negotiations regarding a possible business combination with Medical Resources, Inc. ("Medical Resources"). A definitive merger agreement was executed on May 20, 1996 which is the subject to the merger conditions set forth below. Medical Resources provides diagnostic imaging equipment, facilities and management services to physicians through nineteen outpatient centers located in New York, New Jersey and Florida. Pursuant to the terms of the acquisition, 0.6875 shares of Medical Resources common stock would be issued for each outstanding share of NMR. The merger is subject to certain conditions including shareholder and regulatory approval and certain third party consents. Senior management of the combined company would be composed of the current executives of Medical Resources with NMR's current executive officers, Joseph G. Dasti and John P. O'Malley III serving as consultants to the combined company. The closing of the merger is anticipated to occur in the third quarter of fiscal 1997, although there can be no assurance that the transactions will be completed as contemplated or that it will occur when anticipated.

In June 1996, the Company entered into a line of credit agreement with a lender for an amount up to $4,000,000. Borrowing under the line of credit will bear interest at a rate of one and one-half percent over the lender's prime rate and will be collateralized by the Company's receivables.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


       Item 14.  Other Expenses of Issuance and Distribution *
       -----------------------------------------------------

             Securities and Exchange Commission registration fee    $ 6,404
             Accounting fees and expenses                            10,000
             Legal fees and expenses                                 12,000
             Blue Sky fees and expenses                               2,000
             Miscellaneous                                            2,000

                  Total                                             $32,404
                                                                    =======

        * All amounts are estimates other than the Commission's registration fee. No portion of these expenses will be borne by the Selling Stockholders.


       Item 15.  Indemnification of Directors and Officers
       ---------------------------------------------------

                 Section 145 of the General Corporation Law of the State of Delaware ("DGCL") empowers the Company to, and the Certificate of Incorporation of the Company provides that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by any reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                 The Company's Certificate of Incorporation provides, pursuant to Section 145 of the DGCL, for indemnification of officers, directors, employees and agents of the Company and persons serving at the request of the Company in such capacities within other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their position with the Company or such other business organizations.

                 Article Ninth of the Company's Certificate of Incorporation limits a director's liability in accordance with Section 102(b) of the DGCL. Specifically, Article Ninth provides that no director of the Company shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth also provides that if the DGCL is further amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL.

       ITEM 16.  EXHIBITS.
       -------------------

       EXHIBIT
       NUMBER                     DESCRIPTION
       ------       -----------------------------------

       5.1       Opinion of Werbel & Carnelutti, a Professional Corporation/1/

       23.1      Consent of Werbel & Carnelutti (included in Exhibit 5.1).

       23.2      Consent of Ernst & Young LLP.

       23.3      Consent of Dixon, Odom & Co., LLP.

       23.4      Consent of Kempisty & Company, Certified Public Accountants,
                 P.C.

       23.5      Consent of Coopers & Lybrand L.L.P.

       23.6      Consent of Coopers & Lybrand, L.L.P.

       24.1 Power of Attorney (Reference is made to the signature page of the Registration Statement).

       99.1      Important Factors Regarding Forward-Looking Statements./1/

       99.2 Asset Purchase Agreement, dated as of January 16, 1997, between Melbourne Neurologic, P.A., Thomas G. Hoffman, Scott L. Gold, Eugene M. Shepherd, Melbourne Resources, Inc. and the Company./1/

       99.3 Asset Purchase Agreement, dated as of January 27, 1997, among Dedicated Medical Imaging, San Clemente, Inc., Long Beach Radiology Center, Ltd., Mr. Joseph Payne, San Clemente Resources, Inc., Long Beach Resources, Inc. and the Company./1/

       99.4 Asset Purchase Agreement, dated as of January 31, 1997, by and among The MRI Center of Jacksonville Inc., Mr. Francis D. Hussey, Jacksonville Resources, Inc. and the Company./1/

       99.5 Stock Purchase Agreement, dated as of February 27, 1997, by and among Advanced Diagnostic Imaging, Inc., Drew M. Netter, William Lehn and the Company./1/

       99.6 Asset Purchase Agreement, dated as of March 10, 1997, between MRI of Palm Beach, Inc., The Magnet of Palm Beach, Ltd., West Palm Beach Resources, Inc. and the Company./1/

       99.7 Asset Purchase Agreement, dated as of March 14, 1997, between Grove Diagnostic Imaging Center Inc., J. Kenneth Luke, J.M. Venesky, Rancho Cucamonga Resources, Inc. and the Company./1/

       99.8 Asset Purchase Agreement, dated as of May 7, 1997, among Accessible MRI of Baltimore County, Inc., Accessible MRI of Montgomery County, Inc., Ross H. Taber, Phyllis S. Taber, Accessible Resources, Inc., and the Company./1/

       99.9 Asset Purchase Agreement, dated as of May 9, 1997, between Capstone Management Group, Inc., Albany MRI Management, Inc., Bensalem MRI Management, Inc., Syracuse MRI Management, Inc., James M. Domesek, M.D., Robert D. Baca, Lynne A. Fox, Robert Maskulyak, Darryl Johnson, John Wisdo, Christine Rawski, MRI Capstone Resources, Inc. and the Company.*

      99.10 Asset Purchase Agreement, dated as of March 7, 1997 by and among the Company, ATI Resources, Inc., ATI Centers, Inc., Americare Health Services Inc., John A. Bennet, M.D. and Nancy D. Rocco./1/


---------------------------

/1/  Previously filed.

 * Incorporated by reference from the Company's Current Report on Form 8-K filed with the Commission on June 16, 1997.

       ITEM 17.  UNDERTAKING.
       ----------------------

                 The undersigned registrant hereby undertakes:

                 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

                 2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                         ---- ----

                 3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

                 4. That, for the purpose of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
                                                                 ---- ----
       offering thereof.

                 Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Hackensack, State of New Jersey on August 27, 1997.


                                      MEDICAL RESOURCES, INC.


                                      By: /s/ William D. Farrell
                                          ----------------------------------
                                           William D. Farrell, President
                                           and Chief Operating Officer

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William D. Farrell and Stephen M. Davis, or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statements and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting along, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on August 27, 1997.

       Signature                  Capacity in Which Signed
       ---------                  ------------------------


       /s/ Gary N. Siegler        Chairman of the
       ---------------------      Board of Directors
       Gary N. Siegler

       /s/ Neil H. Koffler        Director
       ---------------------
       Neil H. Koffler


       /s/ Stephen M. Davis       Director
       ---------------------
       Stephen M. Davis


       /s/ Gary Fuhrman           Director
       ---------------------
       Gary Fuhrman


       /s/ John Josephson         Director
       ---------------------
       John Josephson


       /s/ William D. Farrell     President (Principal Executive
       ----------------------     Officer), Chief Operating
       William D. Farrell         Officer and Director


       /s/ John P. O'Malley III   Executive Vice President- Finance
       ------------------------   and Chief Financial Officer
       John P. O'Malley III       (Principal Financial/Accounting
                                  Officer)